Exhibit 10.12

[EXECUTION COPY]

REVOLVING CREDIT AGREEMENT

dated as of

December 6, 2006

among

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.
TALECRIS BIOTHERAPEUTICS, INC.
PRECISION PHARMA SERVICES, INC. and
TALECRIS PLASMA RESOURCES, INC.
as Borrowers,

The Lenders Party Hereto,

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrative Agent,

MORGAN STANLEY SENIOR FUNDING, INC.
as Syndication Agent,

GOLDMAN SACHS CREDIT PARTNERS L.P.
as Co-Documentation Agent,

GE CAPITAL CORPORATION,

as Co-Documentation Agent,

and

WELLS FARGO FOOTHILL, INC.
as Collateral Agent and Co-Documentation Agent

MORGAN STANLEY SENIOR FUNDING, INC.

and

GOLDMAN SACHS CREDIT PARTNERS L.P.
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Revolving Commitment Schedule
Schedule 1.00 – Preplanned Investments
Schedule 3.05 – Properties
Schedule 3.15 – Capitalization and Subsidiaries
Schedule 3.22(a) – Deposit Accounts
Schedule 3.22(b) – Securities Accounts
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.08 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Borrowing Base Certificate
Exhibit C – Form of Compliance Certificate
Exhibit D – Closing Checklist
Exhibit E – Form of Subsidiary Guaranty

REVOLVING CREDIT AGREEMENT

REVOLVING CREDIT AGREEMENT dated as of December 6, 2006 (as it may be amended or modified from time to time, this “Agreement”), among TALECRIS BIOTHERAPEUTICS HOLDINGS CORP., a Delaware corporation, TALECRIS BIOTHERAPEUTICS, INC., a Delaware corporation, PRECISION PHARMA SERVICES, INC., a Delaware corporation, TALECRIS PLASMA RESOURCES, INC., a Delaware corporation, the Lenders party hereto, WELLS FARGO FOOTHILL, INC., as Collateral Agent, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and Swingline Lender.

The parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01                                    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” means any “account” as defined in Article 9 of the UCC, including any Health-Care Insurance Receivables (as such term is defined in Article 9 of the UCC) contract.

“Account Debtor” means any Person obligated on an Account.

“Accounting Change” has the meaning assigned to such term in Section 1.04.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (ii) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a subsidiary, or (iii) a merger or consolidation or any other combination with another Person (other than a Person that is a subsidiary), provided that a Loan Party (which shall be a Borrower, other than Parent, if a Borrower is party to such transaction or series of transactions) is the surviving entity.

“Adjusted EBITDA” means, for any period, Net Income of the Parent and its Subsidiaries, plus, to the extent deducted in determining Net Income of the Parent and its Subsidiaries, (i) interest expense, amortization or write-off of debt discount, other deferred financing costs and other fees and charges associated with Indebtedness, (ii) expenses for taxes based on income or gain, (iii) depreciation, (iv) amortization, write-offs, write-downs, asset revaluations and other non-cash charges, losses and expenses, including non-cash equity compensation expenses, (v) impairment of intangibles, including, without limitation, goodwill, (vi) extraordinary losses (as determined in accordance with GAAP) realized other than in the ordinary course of business, (vii) fees paid pursuant to the Management Agreement as in effect on the date hereof, (viii) fees and expenses incurred in connection with the Transactions and permitted acquisitions and investments, (ix) extraordinary, unusual, or non-recurring charges and expenses including transition, restructuring and “carveout” expenses, (x) one-time costs and expenses directly related to the establishment of systems and processes necessary to remedy control issues raised by the Parent’s auditors or to effect compliance with the rules promulgated under the Sarbanes-Oxley Act of 2002 (whether or not such compliance is required by applicable law), it being understood that such costs and expenses (a) shall only relate to the initial implementation of such systems and processes, (b) shall be included in the calculation of Adjusted EBITDA only for the period in which such initial implementation occurred and (c) shall be excluded from the calculation of Adjusted EBITDA to the extent they relate to any period subsequent to such initial implementation, (xi) legal, accounting, consulting, and other costs and expenses relating to the Parent’s potential or actual issuance of Equity Interests, including without limitation an initial public offering of common stock, (xii) Special Recognition Bonus 2A paid to members of management out of proceeds of the Loans and Term Loans (so long as the sum of such bonuses plus the amount of the Dividend actually paid does not exceed the maximum amount of the Dividend), (xiii) annual Special Recognition Bonus 2B paid to members of management to the extent permitted hereunder, and (xiv) Special Recognition Bonus 1, minus, to the extent included in consolidated income from operations, interest income, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, all calculated without duplication for the Parent and its Subsidiaries on a consolidated basis.

Notwithstanding anything to the contrary contained herein, EBITDA shall be deemed to be (i) $23,900,000 for the fourth Fiscal Quarter of the 2005 Fiscal Year, (ii) $59,000,000 for the first Fiscal Quarter of the 2006 Fiscal Year, (iii) $81,100,000 for the second Fiscal Quarter of the 2006 Fiscal Year and (iv) $80,000,000 for the third Fiscal Quarter of the 2006 Fiscal Year.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means Wachovia Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Borrower” has the meaning assigned to such term in Section 9.18.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means, at any time, the aggregate Revolving Credit Exposure of all the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Annualized Basis” means, (a) with respect to the end of the first Fiscal Quarter of the Parent ending after the Effective Date, the applicable amount for such Fiscal Quarter multiplied by four, (b) with respect to the second Fiscal Quarter of the Parent ending after the Effective Date, the applicable amount for such Fiscal Quarter and the immediately preceding Fiscal Quarter multiplied by two, and (c) with respect to the third Fiscal Quarter of the Parent ending after the Effective Date, the applicable amount for such Fiscal Quarter and the two immediately preceding Fiscal Quarters multiplied by one and one-third.

“Applicable Percentage” means, with respect to any Lender, (i) with respect to Revolving Loans, LC Exposure, Swingline Loans or Overadvances, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments), (ii) with respect to Protective Advances or with respect to the Aggregate Credit Exposure prior to the Maturity Date, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Lenders, and (iii) with respect to Protective Advances or with respect to the Aggregate Credit Exposure after the Maturity Date, a portion equal to a fraction the numerator of which is such Lender’s Revolving Credit Exposure and the denominator of which is the Aggregate Credit Exposure.

“Applicable Rate” means (i) until delivery of the Borrowing Base Certificate pursuant to Section 5.01(g) following the second full calendar month after the Effective Date, 1.75% in the case of Revolving Loans comprising Eurodollar Loans and 0.50% in the case of Revolving Loans comprising ABR Loans and (ii) thereafter, for any day, with respect to any ABR Loan or Eurodollar Loan constituting a Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Monthly Available Credit:

Monthly Available Credit	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Greater than $200,000,000	1.50%	0.25%	0.25%
Equal to or less $200,000,000 and greater than $50,000,000	1.75%	0.50%	0.25%
Equal to or less than $50,000,000	2.00%	0.75%	0.25%

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Disposition” means any sale of assets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent (which other form shall not, without the written approval of the Administrative Borrower, affect any rights or obligations as between the Borrowers and any Lender).

“Authorized Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, a Financial Officer.

“Availability” means, at any time, an amount equal to the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base, in each case, minus the Revolving Credit Exposure of all Revolving Lenders.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Revolving Credit Exposure of all Revolving Lenders at such time.

“Banking Services” means each and any of the following bank services, if any, provided to any Borrower by the Administrative Agent, the Collateral Agent or any of their respective Affiliates: (i) commercial credit cards, (ii) stored value cards, and (iii) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Borrowers means any and all obligations of the Borrowers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Collateral Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bayer” means Bayer AG, a German corporation.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bonus Plan” means the Talecris Biotherapeutics Holdings Corp. Special Recognition Bonus Plan effective as of October 1, 2006 and the Cash Bonus and Restricted Stock Plan approved by the Board of Directors on November 17, 2006.

“Borrowers” means Talecris Biotherapeutics Holdings Corp., a Delaware corporation, Talecris Biotherapeutics, Inc., a Delaware corporation, Precision Pharma Services, Inc., a Delaware corporation, Talecris Plasma Resources, Inc., a Delaware corporation and each other direct or indirect subsidiary of any such Person that is or becomes a Borrower from time to time pursuant to the terms hereof, and their respective successors.

“Borrowing” means (i) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (ii) a Swingline Loan, (iii) a Protective Advance and (iv) an Overadvance.

“Borrowing Base” means, at any time, the sum of (i) 85% of the Loan Parties’ Eligible Accounts at such time, plus (ii) the lesser of (a) 65% of the Loan Parties’ Eligible Inventory, valued on a first-in-first-out basis in accordance with GAAP, at such time, (b) 85% of the Net Orderly Liquidation Value of the Loan Parties’ Eligible Inventory, determined by category as set forth in the Effective Date Appraisal and each updated appraisal received by the Collateral Agent and (c) $300,000,000. The maximum amount of Loans that may be made or advanced based upon work-in-process Inventory shall be $100,000,000 (it being understood that “filled-not-packed” Inventory and “packed-not-released” Inventory shall be considered finished goods Inventory and not work-in-process Inventory). The Collateral Agent may, in good faith and in a commercially reasonable manner consistent with customary practices, modify eligibility standards, establish or adjust reserves or reduce one or more of the other elements used in computing the Borrowing Base. Any such changes to eligibility standards will be effective on the date the Administrative Borrower is required to deliver the next Borrowing Base Certificate and any such changes related to the establishment or reduction of reserves or to one or more of the other elements used in computing the Borrowing Base shall be effective five days after delivery of notice thereof to the Borrowers and the Lenders.

“Borrowing Base Certificate” means a certificate of the Administrative Borrower on behalf of the Loan Parties, signed by a Financial Officer of the Administrative Borrower, in the form of Exhibit B or another form which is acceptable to the Collateral Agent in its sole discretion.

“Borrowing Request” means a request by the Administrative Borrower on behalf of the Borrowers for a Borrowing in accordance with Section 2.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, for any period, all cash expenditures by the Borrowers and their subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrowers and their subsidiaries, provided that Capital Expenditures shall in any event exclude (i) the purchase price paid in connection with any Permitted Acquisition, (ii) expenditures made with or reimbursed from the proceeds of any Recovery Event, and (iii) cash expenditures for equipment replacing similar equipment in accordance with Section 6.03(a)(iii)(4), to the extent of the fair market value of such replaced equipment at such time. For the avoidance of doubt, Capital Expenditures will be treated hereunder as having been incurred at the time they are treated as having been incurred under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof required to be set forth on a balance sheet of such Person in accordance with GAAP.

“Change in Control” means (i) Parent ceases to own, directly or indirectly, 100% of the Equity Interests in the other Borrowers, (ii) prior to an Initial Public Offering, the Sponsor Group shall cease to own, directly or indirectly, more than 50% of the outstanding voting Equity Interests of Parent on a fully diluted basis and (iii) after an Initial Public Offering (including an offering that would be an Initial Public Offering except that the amount of proceeds received with respect thereto is less than $50,000,000), (a) the Sponsor Group shall cease to own, directly or indirectly, at least 30% of the outstanding voting Equity Interests of Parent on a fully diluted basis, (b) any other Person or group owns, directly or indirectly, a percentage of the outstanding voting Equity Interests in Parent greater than that owned by the Sponsor Group, (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (Y) nominated by the board of directors of Parent, nor (Z) appointed by directors so nominated, or (d) the Sponsor Group shall cease to Control Holdings.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request or directive (whether or not having the force of law) of any Governmental Authority with appropriate jurisdiction made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.

“Closing Checklist” means the closing checklist attached hereto as Exhibit D.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned or leased by a Person subject to the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the other Secured Parties under the Collateral Documents, to secure the Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement or a Subsidiary Security Agreement, as applicable.

“Collateral Agent” means Wells Fargo Foothill, Inc., in its capacity as collateral agent for the Lenders hereunder.

“Collateral Availability” means, at any time, an amount equal to the Borrowing Base minus the Revolving Credit Exposure of all Revolving Lenders.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Subsidiary Security Agreements, and any other documents granting a Lien upon the Collateral as security for payment of the Obligations.

“Collection Account” has the meaning set forth in the Security Agreement.

“Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Parent and its Subsidiaries.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent which provides for the Administrative Agent to have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts).

“Controlled Disbursement Account” means, collectively, any accounts of any Borrower maintained with the Administrative Agent or any other Person as a zero balance, cash management account pursuant to and under any agreement between any Borrower and the Administrative Agent or such Person, as modified and amended from time to time, and through which all disbursements of any Borrower and any designated Subsidiary are made and settled on a daily basis with no uninvested balance remaining overnight.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both may, unless cured or waived, become an Event of Default.

“Defaulting Lender” has the meaning assigned to such term in Section 2.08(b).

“Deposit Account” means a “deposit account” as that term is defined in Section 9-102(a) of the UCC.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of a Borrower’s or its subsidiaries’ assets (including accounts receivables and Equity Interests of subsidiaries) to any other Person (other than to another Loan Party) in a single transaction or series of related transactions (provided, that “Disposition” shall exclude the write-off in the ordinary course of business of amounts owing to a Borrower or its subsidiaries which such party has determined to be uncollectible).

“Dividend” means a one-time dividend (including any bonuses paid to or set aside for management of the Borrowers) to the Parent’s stockholders, payable on the Effective Date, in an amount not to exceed an amount equal to (i) the sum of (a) the aggregate amount of Loans and Term Loans made on the Effective Date, plus (b) the aggregate amount of cash on the Parent’s consolidated balance sheet on the Effective Date, less (ii) the sum of (a) the amount of the Refinancing, plus (b) fees and expenses incurred in connection with the Transactions.

“Document” has the meaning assigned to such term in the Security Agreement or a Subsidiary Security Agreement, as applicable.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Appraisal” means the appraisal dated October 31, 2006 performed by AccuVal Associates, Incorporated.

“Eligible Accounts” means, at any time, the aggregate Accounts of the Loan Parties, excluding any Account (other than Accounts with respect to which no more than 180 days have elapsed since the date of the original invoice therefor, in each case that are backed by a letter of credit acceptable to the Collateral Agent pursuant to arrangements otherwise acceptable to the Collateral Agent, or by foreign credit insurance arrangements acceptable to the Collateral Agent):

(a)                                  which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b)                                 which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, and (iii) Liens permitted by Sections 6.02(f) and (g);

(c)                                  with respect to which (i) the scheduled due date is more than 90 days after the original invoice date (other than Accounts generated under the Talecris Direct program), (ii) more than 120 days have elapsed since the date of the original invoice therefor, or (iii) which is more than 60 days past the due date for payment (other than Accounts generated under the Talecris Direct program);

(d)                                 which is owing by an Account Debtor (other than Bayer or an Affiliate of Bayer (or any successor thereto reasonably satisfactory to the Collateral Agent)) for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder, other than by reason of clauses (e), (g) or (m) of this definition;

(e)                                  which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 25% of the aggregate Eligible Accounts, provided, that so long as Bayer’s U.S. long term senior unsecured debt has an investment grade rating from S&P or Moody’s, such maximum shall be 30% in the aggregate for Accounts as to which Bayer or an Affiliate of Bayer is the Account Debtor (or any successor thereto reasonably satisfactory to the Collateral Agent), and provided further, that, so long as Bayer’s U.S. long term senior unsecured debt has a rating of at least “A-” from S&P or “A3” from Moody’s, this clause (e) shall not apply to Accounts for which Bayer or an Affiliate of Bayer is the Account Debtor (or any successor thereto reasonably satisfactory to the Collateral Agent));

(f)                                    with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement or the applicable Subsidiary Security Agreement has been breached or is not true;

(g)                                 which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Collateral Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis (other than Accounts subject to such a repurchase or return arrangement that have been specifically disclosed to the Collateral Agent, which Accounts and arrangements are acceptable to the Collateral Agent in its Permitted Discretion);

(h)                                 for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed;

(i)                                     with respect to which any check or other instrument of payment has been returned uncollected due to insufficient funds;

(j)                                     which is owed by an Account Debtor which has at such time (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws or equivalent laws of any other jurisdiction, (iv) admitted in writing its inability to, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)                                  which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)                                     which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada (other than the Province of Quebec) or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada (other than the Province of Quebec) unless, in either case, such Account is backed by an advised letter of credit acceptable to the Collateral Agent which is in possession of, or subject to a first priority perfected security interest in favor of, the Administrative Agent, or by foreign credit insurance arrangements acceptable to the Collateral Agent;

(m)                               which is owed in any currency other than U.S. dollars, Canadian dollars, Euros (with respect only to Accounts for which Bayer or an Affiliate of Bayer is the Account Debtor (or any successor thereto reasonably satisfactory to the Collateral Agent)), or Japanese Yen (with respect only to Accounts for which Bayer or an Affiliate of Bayer is the Account Debtor), provided that, with respect to Accounts owed in any currency other than U.S. dollars, the value of such Accounts for purposes of calculating the Borrowing Base shall be expressed in U.S. dollars on the date of the applicable Borrowing Base Certificate, each such value to be calculated on a basis mutually acceptable to the Collateral Agent and the Administrative Borrower;

(n)                                 which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. or Canada unless such Account is backed by a letter of credit acceptable to the Collateral Agent which is in the possession of, or subject to a first priority perfected security interest in favor of, the Administrative Agent, (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Collateral Agent’s satisfaction, or (iii) the government of Canada or of any province thereof, or any department, agency, public corporation, or instrumentality of any of them, unless the Canadian Financial Administration Act or any applicable provincial legislation, as amended, and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Collateral Agent’s satisfaction;

(o)                                 which is owed by any Affiliate, employee, officer or director of any Loan Party (other than Account Debtors who are Affiliates of the Loan Parties solely by virtue of being investment portfolio companies of Cerberus Capital Management, L.P.,

Ampersand Ventures, or any Affiliate of either of them and being under common Control with the Loan Parties by reason of such relationship, to the extent Accounts of such Account Debtor have been incurred in the ordinary course of business at prices and on terms and conditions not less favorable to the Loan Parties than could be obtained on an arm’s-length basis from non-Affiliates, and otherwise on terms and conditions acceptable to the Collateral Agent in its sole discretion);

(p)                                 which, for any Account Debtor (other than an Account Debtor whose senior unsecured debt has an investment grade rating from either S&P or Moody’s), exceeds a credit limit determined by the Collateral Agent, to the extent of such excess, which limits may from time to time be instituted or adjusted by the Collateral Agent in its Permitted Discretion based upon the credit status of such Account Debtor;

(q)                                 which is owed (but only to the extent of such indebtedness) by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted (except Accounts (i) for which Bayer or any subsidiary of Bayer is the Account Debtor, which Accounts are subject to effective no-offset language substantially similar to that contained in the Joint Contribution Agreement or otherwise acceptable to the Collateral Agent in its Permitted Discretion, or (ii) for which any other Person is the Account Debtor, which Accounts are subject to effective no-offset language acceptable to the Collateral Agent in its Permitted Discretion, such no-offset language in each case to be applicable with respect to amounts owed to such Account Debtor by any Loan Party, and in each case so long as the applicable Account Debtor has not denied the enforceability of such no-offset language or actually set off (or attempted to set off) any such Account against any amount owed by any Loan Party);

(r)                                    which is subject to any counterclaim, deduction, defense, setoff or dispute (but only to the extent thereof);

(s)                                  which is evidenced by any promissory note, chattel paper, or instrument;

(t)                                    [INTENTIONALLY OMITTED];

(u)                                 with respect to which any Loan Party has made any agreement with the Account Debtor for any reduction thereof (but only to the extent of such reduction); or

(v)                                 which the Collateral Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the Collateral Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder (except to the extent that any such Account ceases to be an Eligible Account solely by virtue of an exercise by the Collateral Agent of its Permitted Discretion that has not been communicated to the Administrative Borrower), the Administrative Borrower shall notify the Collateral Agent thereof on and at the time of submission to the Collateral Agent of the next Borrowing Base Certificate.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; or (iv) any other Person (other than a natural Person, a Borrower, a subsidiary of any Borrower or a member of the Sponsor Group or any Affiliate of any of the foregoing).

“Eligible Inventory” means, at any time, the Inventory of the Loan Parties (including Inventory located in Canada ), excluding any Inventory:

(a)                                  which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b)                                 which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, and (iii) Liens permitted by Sections 6.02(f) and (g);

(c)                                  which is unmerchantable, defective, unfit for sale, or unacceptable due to type, category and/or quantity, in each case in the Collateral Agent’s Permitted Discretion;

(d)                                 with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement or the applicable Subsidiary Security Agreement has been breached or is not true;

(e)                                  which does not conform to all then mandatory standards imposed by any Governmental Authority (including the Fair Labor Standards Act), except where the Collateral Agent has determined in its Permitted Discretion that any nonconformity could not reasonably be expected to have a material effect on the value of such Inventory;

(f)                                    which is not finished goods (it being understood that “filled-not-packed” Inventory and “packed-not-released” Inventory shall be considered finished goods Inventory and not work-in-process Inventory) or raw plasma; or which constitutes work-in-process (other than work-in-process Inventory that is otherwise Eligible Inventory hereunder to a maximum amount not to exceed $155,000,000), raw materials, spare or replacement parts, packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods, returned or repossessed goods, defective goods, goods held by a Loan Party on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)                                 which is not located in the U.S. or Canada (subject to Canadian collateral arrangements satisfactory to the Collateral Agent in its Permitted Discretion, including, without limitation, execution of Canadian collateral agreements (including any such agreements required under the laws of the Province of Quebec), PPSA filings (or equivalent filings in the Province of Quebec), appointment of a Canadian collateral agent, delivery of appropriate lien searches and non-sheltering agreements, and delivery of favorable legal opinions of Canadian counsel to the Loan Parties), or is in transit with a common carrier from vendors and suppliers except between the Borrowers;

(h)                                 at all times after the 30th day following the Effective Date, which is located in any location leased by a Loan Party unless the lessor has delivered to the Administrative Agent a Collateral Access Agreement, or, if the Loan Parties have been unable to deliver a Collateral Access Agreement after commercially reasonable efforts to do so, (i) if required by the Collateral Agent in its Permitted Discretion, a Reserve for up to three (3) months’ rent, charges, and other amounts due or to become due with respect to such facility has been established by the Collateral Agent in its Permitted Discretion, or (ii) the Collateral Agent has otherwise agreed;

(i)                                     at all times after the 30th day following the Effective Date, which is located in any third party warehouse or is in the possession of a bailee, unless such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such UCC, PPSA or comparable filings as the Collateral Agent may require in its Permitted Discretion, or, if the Loan Parties have been unable to deliver a Collateral Access Agreement after commercially reasonable efforts to do so, (i) if required by the Collateral Agent in its Permitted Discretion, a Reserve for up to three (3) months’ rent, charges, and other amounts due or to become due with respect to such facility has been established by the Collateral Agent in its Permitted Discretion, or (ii) the Collateral Agent has otherwise agreed; and is not evidenced by a Document unless the Collateral Agent has otherwise agreed;

(j)                                     which is the subject of a consignment arrangement by any Loan Party as consignor (other than Inventory subject to such arrangements that have been specifically disclosed to the Collateral Agent, which arrangements (including, without limitation, the filing of appropriate UCC or PPSA financing statements (or comparable filings) by such Loan Party against the consignee, as applicable) are acceptable to the Collateral Agent in its Permitted Discretion);

(k)                                  which with respect to finished goods and raw plasma is perishable and the expiry date for which is within 365 days of the relevant date of any determination;

(l)                                     which contains or bears any intellectual property rights licensed to any Loan Party unless it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m)                               which is not reflected in a current perpetual inventory report (but not reconciled to cost) of the Loan Parties (including reports generated pursuant to the Information Technology Services Agreement during the period such agreement is in effect); or

(n)                                 which the Collateral Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder (except to the extent that any such Inventory ceases to be Eligible Inventory solely by virtue of an exercise by the Collateral Agent of its Permitted Discretion that has not been communicated to the Administrative Borrower), the Administrative Borrower shall notify the Collateral Agent thereof on and at the time of submission to the Collateral Agent of the next Borrowing Base Certificate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock (whether preferred or common), partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor legislation thereto, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrowers or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any period, (i) Net Income of the Parent and its subsidiaries for such period, plus depreciation and amortization expense for such period, to the extent not paid in cash, minus (ii) without duplication, the sum of (A) to the extent included in Net Income, all non-cash write-ups, reversals of charge or expense, or other non-cash income or gains of the Parent and its subsidiaries included in determining Net Income for such period, including without limitation gains from dispositions of assets during such period, (B) all principal payments on the Term Loans and on other Indebtedness that results in the permanent repayment of such Indebtedness (including without limitation Capital Lease Obligations) of the Parent or any of its subsidiaries during such period, including any prepayment penalty or premium in respect thereof, (C) capital expenditures made by the Parent and its subsidiaries during such period, (D) any increase in Working Capital from the first day to the last day of such period, (E) the cash portion of the purchase price of permitted acquisitions made during such period and the cash portion of permitted investments (including loans or demand notes to plasma suppliers) made during such period, including without limitation any transaction costs and expenses in connection therewith, (F) nonrecurring charges, expenses and costs, including without limitation restructuring charges and transaction costs, to the extent capitalized during such period or any prior period but paid in cash during such period, (G) stock repurchase pursuant to agreements with management or otherwise contractually required and permitted to be paid under the Loan Documents, (H) any income arising out of the amortization or recognition of negative goodwill or other similar non-cash items, (I) interest expense and debt issuance costs and commissions and discounts and other fees and charges associated with indebtedness, to the extent capitalized but paid in cash during such period, (J) to the extent included in Net Income, income of any consolidated Person that is not a wholly-owned Subsidiary of the Parent except to the extent dividends or distributions were received from such person during such period and (K) the amount of cash used for any security deposits or collateral during such period.

“Excluded Joint Venture” means Centric Health Resources, a Delaware corporation and any other subsidiary of a Borrower that is a joint venture, partnership or limited liability company and that is designated in writing by the Administrative Borrower to the Administrative Agent as an Excluded Joint Venture, provided that investments by the Loan Parties in Excluded Joint Ventures shall not exceed $30,000,000 in the aggregate at any time outstanding.

“Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Parties hereunder, (a) income taxes and franchise taxes, net profits or capital taxes based on (or measured by) its net income or net profits (or franchise or similar taxes imposed in lieu of net income taxes) imposed on the Administrative Agent, Collateral Agent, such Lender or other recipient as a result of a present or former connection between such Administrative Agent, Collateral Agent, Lender or other recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein, other than any such connection arising solely as a result of such Lender entering into, receiving any payments under, undertaking any obligations pursuant to, or enforcing its rights under, this Agreement, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction, (c) any U.S. withholding tax that is imposed on amounts payable to a Lender at the time a Lender becomes a party to this Agreement (or designates a new lending office) (other than an assignee pursuant to a request by any Borrower under Section 2.20(b)), (d) any withholding tax to the extent imposed as a result of a Lender’s failure to comply with Section 2.18(e); provided, that clauses (c) and (d) above shall not include amounts to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.18(a) or (e) any Taxes imposed as a result of such Lender’s gross negligence or willful misconduct.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter, dated October 31, 2006, among Morgan Stanley, GSCP and the Administrative Borrower.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, vice president – finance, or controller of the applicable Person.

“First Lien Obligations” means the “Obligations” as defined in the First Lien Term Loan Credit Agreement.

“First Lien Term Loan Collateral” means any and all property owned or leased by a Person subject to, or purported to be subject to, the First Lien Term Loan Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of administrative agent for the First Lien Term Loan Lenders, on behalf of itself and the other secured parties under the First Lien Term Loans, to secure the First Lien Obligations under the First Lien Term Loans.

“First Lien Term Loan Collateral Documents” means any documents granting a Lien upon the First Lien Term Loan Collateral as security for payment of the First Lien Obligations under the First Lien Term Loans.

“First Lien Term Loan Credit Agreement” means the First Lien Term Loan Credit Agreement, dated as of the date hereof, among the Borrowers, Morgan Stanley Senior Funding, Inc., as administrative agent and the lenders party thereto.

“First Lien Term Loan Documents” means the First Lien Term Loan Credit Agreement, the Intercreditor Agreement, and all documents relating thereto or executed in connection therewith.

“First Lien Term Loan Lenders” means a lender having a commitment or credit exposure under the First Lien Term Loan Credit Agreement.

“First Lien Term Loans” means the First Lien Term Loans extended by the Lenders to the Borrowers pursuant to the First Lien Term Loan Credit Agreement.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness made during such period, plus expense for taxes paid in cash, plus Capital Lease Obligation payments, all calculated for the Borrowers and their subsidiaries on a consolidated basis.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each of Fiscal Quarter of the Borrowers for the most recently ended four Fiscal Quarters, of (i) Adjusted EBITDA minus the unfinanced portion of Capital Expenditures to (ii) Fixed Charges, all calculated for the Borrowers and their subsidiaries on a consolidated basis.

“Foreign Subsidiary” means any subsidiary of a Borrower that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“Funding Account” has the meaning assigned to such term in Section 4.01(i).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GSCP” means Goldman Sachs Credit Partners L.P., in its individual capacity, and its successors.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, in each case that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Talecris Holdings, LLC, a Delaware limited liability company.

“Hyperimmune Business” means the business of the Loan Parties that manufactures and distributes a portfolio of hyperimmunes used for protection and prevention against a broad range of ailments including prevention of infectious diseases.

“IBR” means International BioResources, L.L.C., a Louisiana limited liability company.

“IBR Acquisition Documentation” means all material documents relating to the IBR Plasma Asset Purchase, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“IBR Plasma Asset Purchase” means the acquisition of substantially all of the assets of IBR and certain of its affiliates by a Subsidiary.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services already received (excluding accounts payable and accrued liabilities incurred in the ordinary course of business and not overdue for more than 90 days), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all Guarantees by such Person of Indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and

(x) any Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of this definition, neither the IBR Plasma Asset Purchase or any amounts owing by Parent or any Subsidiary under the IBR Acquisition Documentation shall be considered to constitute Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum, dated November 2006, relating to the Borrowers and the Transactions.

“Initial Public Offering” means any initial public offering by any Person of Equity Interests of such Person pursuant to which such Person offers to the public Equity Interests of Parent or a Borrower pursuant to a registration statement on Form S-1 (or any similar, successor or replacement form) and receives gross proceeds of $50,000,000 or more.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof by and among the Administrative Agent, the Administrative Agent (as defined in the First Lien Term Loan Credit Agreement), the Administrative Agent (as defined in the Second Lien Term Loan Credit Agreement) and each Loan Party.

“Interest Election Request” means a request by the Administrative Borrower on behalf of the Borrowers to convert or continue a Borrowing in accordance with Section 2.09.

“Interest Expense” means, with reference to any period, the cash interest expense of the Borrowers and their subsidiaries (net of interest income) calculated on a consolidated basis for such period; provided that for the first three Fiscal Quarters following the Effective Date, Interest Expense shall be determined on an Annualized Basis.

“Interest Payment Date” means (i) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (iii) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if reasonably available to all Lenders, nine or twelve months) thereafter, as the Administrative Borrower (on behalf of the Borrowers) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement or a Subsidiary Security Agreement, as applicable.

“Issuing Bank” means Wachovia, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Contribution Agreement” means that certain Amended and Restated Joint Contribution Agreement, dated as of March 30, 2005, by and among Bayer HealthCare LLC, a Delaware limited liability company, Holdings, Parent and Talecris Biotherapeutics, Inc.

“Joint Lead Arrangers” means Morgan Stanley and GSCP.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower (including with the proceeds of Loan pursuant to the terms hereof) at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.07(j).

“LC Shortfall Amount” means an amount equal to the difference of (i) the amount of LC Exposure at such time, less (ii) the amount on deposit in the LC Collateral Account at such time.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto in accordance with the terms hereof pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor page or any successor to such Service, or any substitute page or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, collateral assignment, encumbrance, charge or security interest in, on or of such asset, and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing arrangement having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Subsidiary Guarantees, the Intercreditor Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 or on the Closing Checklist executed and delivered to, or in favor of, the Administrative Agent or any other Secured Party and including all other pledges, powers of attorney, consents, assignments, contracts, letter of credit agreements and all other agreements, instruments, mortgages, and title documents hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any other Secured Party in connection with this Agreement or the transactions contemplated thereby (but excluding the First Lien Term Loan Documents and the Second Lien Term Loan Documents). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means each Borrower and each Subsidiary Guarantor.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Management Agreement” means the Management Agreement, dated as of March 31, 2005, among Cerberus-Plasma Holdings LLC, Ampersand 2001 Limited Partnership, Parent and Talecris Biotherapeutics, Inc.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, or financial condition of the Loan Parties and their subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents to which they are party, under the Loan Documents, taken as a whole, or (iii) the rights of or benefits, taken as a whole, of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders under the Loan Documents.

“Material Contract” has the meaning assigned to such term in the Security Agreement or a Subsidiary Security Agreement, as applicable.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Loan Party or any Subsidiary in respect of any Swap Agreement at any time shall be, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Maturity Date” means the fifth anniversary of the Effective Date or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Monthly Available Credit” means, at any time, the average daily Availability for the immediately preceding calendar month.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc., in its individual capacity, and its Affiliates, and their successors.

“Mortgages” means any mortgage, charge, deed of trust, leasehold mortgage, leasehold deed of trust, debenture or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on the right, title and interest of a Loan Party in and to real property owned or leased by such Loan Party.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Net Cash Proceeds” means, if in connection with (i) an Asset Disposition or Recovery Event with respect to Collateral on which the Revolving Lenders have a first priority Lien, cash proceeds thereof net of (a) commissions and other reasonable and customary transaction costs, fees (including reasonable and customary professional and consulting fees) and expenses properly attributable to such transaction and payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates or, if paid to Affiliates, incurred in the ordinary course of business at prices and on terms and conditions not less favorable to the Loan Parties than could be obtained on an arm’s-length basis from non-Affiliates or otherwise on terms and conditions acceptable to the Administrative Agent in its sole discretion), (b) sales, transfer or similar taxes, (c) amounts payable to holders of Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, (d) an appropriate reserve for income, franchise or capital gains taxes established in connection therewith, and (e) proceeds constituting reserves for escrows and indemnities, until such reserves are no longer required and such proceeds are released to the Loan Parties, (ii) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, or (iii) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs, fees and expenses actually paid to non-Affiliates or, if payable to Affiliates, incurred in the ordinary course of business at prices and on terms and conditions not less favorable to the Loan Parties than could be obtained on an arm’s-length basis from non-Affiliates or otherwise on terms and conditions acceptable to the Administrative Agent in its sole discretion.

“Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period, all as determined in accordance with GAAP; provided, that the net losses of any Person that is not a consolidated Subsidiary or that is accounted for by the equity method of accounting shall be excluded, and the net income of any such Person shall be included only to the extent of the amount of dividends or distributions paid or payable to such first-mentioned Person or a consolidated Subsidiary of such Person.

“Net Orderly Liquidation Value” means, with respect to Inventory or equipment of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Collateral Agent by an appraiser reasonably acceptable to the Collateral Agent, net of all costs of liquidation thereof. Net Orderly Liquidation Value of the Inventory as of the Effective Date shall be determined by reference to the Effective Date Appraisal.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(f).

“Non-U.S. Lender” means a Lender (or a Participant) that is organized under the laws of a jurisdiction other than the United States of America, a state thereof or the District of Columbia.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Collateral Agent, the Issuing Bank or any indemnified party arising under the Loan Documents. Obligations shall also include (i) all Banking Services Obligations and (ii) all Swap Obligations owing to one or more Secured Parties.

“Off-Balance Sheet Liability” of a Person means (a) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, or (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, registration, recording or enforcement of this Agreement or any other Loan Document.

“Overadvances” has the meaning assigned to such term in Section 2.06(b).

“Parent” means Talecris Biotherapeutics Holdings Corp., a Delaware corporation.

“Participant” has the meaning set forth in Section 9.04.

“Patriot Act Disclosures” means all documentation and other information which the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” has the meaning set forth in Section 1.04(b).

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable business judgment.

“Permitted Encumbrances” means:

(a)                                  Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business or are being contested in compliance with Section 5.04;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments, and liens securing appeal bonds, in each case with respect to judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)                                    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business which in the aggregate are not substantial in amount and do not in any case materially diminish the value of the affected property or materially interfere with the ordinary conduct of business of any Borrower;

(g)                                 Liens in favor of the Administrative Agent granted pursuant to any Loan Document;

(h)                                 any interest or title of a lessor under any lease entered into by any Borrower in the ordinary course of business;

(i)                                     Liens arising from precautionary UCC and PPSA financing statements regarding operating leases entered into by any Borrower in the ordinary course of business;

(j)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods; and

(k)                                  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower in the ordinary course of business.

“Permitted Investments” means:

(a)                                  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)                                  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)                                    deposits which can be withdrawn on notice of any commercial bank and a maturity of less than 10 days, held by any Borrower and not subject to any Lien (other than pursuant to the Loan Documents or other Permitted Encumbrances), denominated in Dollars and the proceeds of which are capable of being remitted to such Borrower in the United States of America.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plasma Protein Therapeutic Business” means the business of manufacturing, marketing collection, distribution, sale and/or research, testing and development of all plasma-derived products currently conducted by the Borrowers or their respective Affiliates and any other plasma-derived therapeutic protein and recombinant technologies and substitutes and equivalents therefor.

“PPSA” means the Personal Property Security Act for the applicable jurisdiction and, in respect of the Province of Quebec, means the Quebec Civil Code.

“Precision” means Precision Pharma Services, Inc., a Delaware corporation.

“Preplanned Investment” means an Investment by a Loan Party in Equity Interests or assets of the Persons set forth on Schedule 1.0.

“Primary Syndication” means the period commencing on or prior to the date hereof and ending on the earlier of (a) 30 days following the Effective Date and (b) the date that the Joint Lead Arrangers have determined (and notified the Borrower) the primary syndication of the Loans has been completed.

“Prime Rate” means the rate of interest published in the Wall Street Journal as the “prime rate” (or equivalent) at such time.

“Pro Forma Information” has the meaning assigned to such term in clause (i) of Section 4.1(j).

“Projections” has the meaning assigned to such term in Section 5.01(e).

“Protective Advance” has the meaning assigned to such term in Section 2.05.

“Recovery Event” means any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Borrower.

“Refinancing” means the refinancing of the indebtedness of the Borrowers and their subsidiaries set forth on Schedule 1.01(b).

“Register” has the meaning set forth in Section 9.04.

“Regulatory Cap Ex” means Capital Expenditures required to be made by Parent or any Subsidiary pursuant to a notice issued by or an order issued by or a regulation promulgated by a Governmental Authority with appropriate jurisdiction over Parent or such Subsidiary.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to any Borrower’s assets from information furnished by or on behalf of any Borrower, after the Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Collateral Agent.

“Required Lenders” means, at any time, (a) in the event any Lender holds more than 50.1% of the Revolving Commitments, such Lender plus at least one other Lender who is not an Affiliate of such Lender (unless there is only one Lender, in which case, the Required Lenders shall be such Lender) and (b) in any other circumstance, Lenders having Revolving Commitments representing at least 50.1% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time or, if the Revolving Commitments of the Revolving Lenders have been terminated, Revolving Lenders representing at least 50.1% of the Revolving Credit Exposure of all Revolving Lenders.

“Reserves” means any and all reserves which the Collateral Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Obligations, Banking Services Reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, in each case where a Collateral Access Agreement has not been obtained (such reserves for any location not to be greater than three (3) months’ rent, charges, and other amounts due or to become due with respect to such location), reserves for dilution of Accounts (such reserves not to exceed, on a percentage basis, the percentage by which average dilution determined over a three-month trailing period exceeds the Collateral Agent’s established dilution standards), reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party, which in each case may be instituted by the Collateral Agent upon two Business Days’ prior notice to the Administrative Borrower and which has a reasonable relationship to the event, condition or other matter that is the basis for such Reserve, as determined by the Collateral Agent in its Permitted Discretion.

“Responsible Officer” shall mean the chief executive officer of any Borrower or any Guarantor, the president of any Borrower or any Guarantor (if not the chief executive officer), any senior or executive vice president of any Borrower or any Guarantor, the chief financial officer or treasurer of any Borrower or any Guarantor or, with respect to financial matters, the chief financial officer, senior financial officer or treasurer of any Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower, or any payment by any Borrower (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, Protective Advances and Swingline Loans hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.10, and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $325,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum (without duplication) of (i) the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure, plus (ii) an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans outstanding at such time, plus (iii) an amount equal to its Applicable Percentage of the aggregate principal amount of any Overadvances outstanding at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Commitment or, if the Revolving Commitments have been terminated, the Lenders having Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.02.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Second Lien Obligations” means the “Obligations” as defined in the Second Lien Term Loan Credit Agreement.

“Second Lien Term Loan Collateral” means any and all property owned or leased by a Person subject to, or purported to be subject to, the Second Lien Term Loan Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the administrative agent for the Second Lien Term Loan Lenders, on behalf of itself and the other secured parties under the Second Lien Term Loans, to secure the Second Lien Obligations under the Second Lien Term Loans.

“Second Lien Term Loan Collateral Documents” means any documents granting a Lien upon the Second Lien Term Loan Collateral as security for payment of the Second Lien Obligations under the Second Lien Term Loans.

“Second Lien Term Loan Credit Agreement” means the Second Lien Term Loan Credit Agreement, dated as of the date hereof, among the Borrowers, Morgan Stanley Senior Funding, Inc., as administrative agent and the lenders party thereto.

“Second Lien Term Loan Documents” means the Second Lien Term Loan Credit Agreement, the Intercreditor Agreement, and all documents relating thereto or executed in connection therewith.

“Second Lien Term Loan Lenders” means a lender having a commitment or credit exposure under the Second Lien Term Loan Credit Agreement.

“Second Lien Term Loans” means the Term Loans as defined in the Second Lien Term Loan Credit Agreement.

“Secured Parties” means, collectively, (i) the Administrative Agent and the Collateral Agent, (ii) the Lenders, (iii) the Issuing Bank, (iv) the Administrative Agent or an Affiliate of the Administrative Agent with respect to any Banking Services Obligations, (v) the Collateral Agent or an Affiliate of the Collateral Agent with respect to any Banking Services Obligations, and (vi) any Lender or Affiliate of a Lender which is (or at the time such Swap Agreement was entered into, was) a counterparty to any Swap Obligation with any Borrower.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, among the Borrowers and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement, by any Borrower (as required by this Agreement or any other Loan Document).

“Seller Note” means a promissory note containing subordination provisions and otherwise upon terms and conditions (including with respect to restrictions on payment of interest in cash) reasonably acceptable to the Administrative Agent, representing Indebtedness of one or more Loan Parties incurred in connection with any Permitted Acquisition and payable to the seller in connection therewith.

“Senior Convertible Preferred Stock” means the 10% Senior Convertible Preferred Stock, Series A and Series B, issued by Parent.

“Settlement” has the meaning assigned to such term in Section 2.06(d).

“Settlement Date” has the meaning assigned to such term in Section 2.06(d).

“Special Recognition Bonus 1” means the aggregate of the special recognition bonuses to be paid pursuant to a grant made on October 12, 2006 pursuant to the Bonus Plan.

“Special Recognition Bonus 2A” means the aggregate of the special recognition bonuses to be paid pursuant to the Bonus Plan in connection with the Transactions from the proceeds of the Loans and Revolving Loans.

“Special Recognition Bonus 2B” means the aggregate of the remainder of the special recognition bonuses to be paid pursuant to the Bonus Plan in connection with the Transaction.

“Specified Equity Contribution” has the meaning assigned to such term in Section 6.11(b).

“Specified Leasehold Property” means any real property leased by any Loan Party located in the United States or Canada which is (i) used primarily for purposes other than office uses and having an annual rental cost in excess of $2,500,000 or (ii) otherwise material to the operation of the Loan Parties’ business (including the Plasma Protein Therapeutic Business), as reasonably determined by the Administrative Agent.

“Sponsor Group” means, collectively, Cerberus Capital Management, L.P., Ampersand Ventures and Affiliates of each of them and members of management and other employees of the Borrowers which hold or which are eligible to hold Equity Interests in the Parent.

“Sponsor Subordinated Debt” means Indebtedness incurred by the Parent (and not Guaranteed by any other Loan Party) owing to a member of the Sponsor Group (i) the payment of which is subordinated to payment of the Obligations to the reasonable satisfaction of the Administrative Agent, (ii) for which interest is payable in kind, and not in cash, at all times prior to maturity, (iii) which is unsecured, and (iv) which does not amortize, mature or become mandatorily prepayable prior to six months after the Maturity Date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person (i) the payment of which is subordinated to payment of the Obligations to the reasonable satisfaction of the Administrative Agent, (ii) for which interest is payable in kind, and not in cash (unless at the time interest is to be paid, no Default has occurred and is continuing and the Borrowers’ minimum Availability as of such date (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date) is equal to at least $32,500,000, calculated on a pro forma basis prior to giving effect to such payment in which case interest may be payable in cash), at all times prior to maturity, (iii) which is unsecured, and (iv) which does not amortize or mature prior to six months after the Maturity Date.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent. For purposes of this Agreement, any trust owned by the Parent or any other Subsidiary established solely to hold Equity Interests of the Parent as part of the Bonus Plan shall not be considered to be a Subsidiary or a subsidiary of any Loan Party.

“Subsidiary Guarantor” means each Domestic Subsidiary that has executed and delivered to the Administrative Agent the Subsidiary Guaranty (including by means of a delivery of a supplement thereto) and their respective successors.

“Subsidiary Guaranty” means the guaranty executed and delivered by an Authorized Officer of the Borrower, each other Domestic Subsidiary existing on the Effective Date and each Domestic Subsidiary that becomes a Subsidiary Guarantor pursuant to the terms of this Agreement, substantially in the form of Exhibit E hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance satisfactory to the Collateral Agent, issued by an issuer satisfactory to the Administrative Agent, in a stated amount equal to 103% of the LC Shortfall Amount.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no (i) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiary, or (ii) purchase and sale agreements for supplies of inventory intended for actual use in the business of the Borrowers, shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Lender” means Wachovia, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.06(a).

“taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, together with any interest, penalties or additions to tax imposed thereon or with respect thereto.

“Term Loans” means, as applicable the First Lien Term Loans and/or the Second Lien Term Loans.

“Total Debt” means, at any date, the remainder of (i) aggregate principal amount of all Indebtedness of the types described in clauses (i), (ii), (vii), and (viii) of the definition thereof of the Borrowers and their subsidiaries at such date less (ii) the aggregate amount of cash and Permitted Investments (in each case not subject to any Liens (other than Permitted Encumbrances)) of each Loan Party at such date to the extent the aggregate amount of such cash and such Permitted Investments exceed $3,000,000 at such date, in each case, determined on a consolidated basis in accordance with GAAP.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the First Lien Term Loan Documents, the Second Lien Term Loan Documents, the borrowing of Loans, First Lien Loans and Second Lien Loans and the use of the proceeds thereof pursuant to Section 5.08 and the consummation of the Refinancing and the payment of the Dividend, in each case on the Effective Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including (a) any guarantee and (b) indemnification obligations for reimbursement of increased costs for which no claim or demand has been made) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Wachovia” means Wachovia Bank, National Association, in its individual capacity, and its Affiliates, and their successors.

“Wells Fargo” means Wells Fargo Foothill, Inc., in its individual capacity, and its Affiliates, and their successors.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, at any date of determination, the excess of (a) the sum of all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent and its Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent and its Subsidiaries on such date, but excluding, without limitation, the current portion of Total Debt to the extent included in the computation of current liabilities.

SECTION 1.02                                            Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03                                            Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04                                            Accounting Terms; GAAP. (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Administrative Borrower and the Administrative Agent agree to enter into negotiations in good faith in order to amend such provisions of this Agreement. Until such time as such an amendment shall have been executed and delivered by the Administrative Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission and excludes changes in estimates.

(b)                                 As of any date of determination, for purposes of determining the Fixed Charge Coverage Ratio (and any financial calculations required to be made or included within such ratios (including Net Income and Adjusted EBITDA), or required for purposes of preparing any Compliance Certificate to be delivered at any time or doing any calculations on a pro forma basis), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any assets or businesses that have been acquired pursuant to an Acquisition permitted hereunder (a “Permitted Acquisition”) or Disposed of by the Parent or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Parent on a pro forma basis in accordance with GAAP, which determination may, include one-time adjustments or reductions in costs, if any, directly attributable to any such permitted Disposition or Permitted Acquisition, as the case may be, in each case (i) calculated in accordance with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, for the period of four Fiscal Quarters ended on or immediately prior to the date of determination of any such ratios and (ii) giving effect to any such Permitted Acquisition or permitted Disposition as if it had occurred on the first day of such four Fiscal Quarter period.

ARTICLE II

The Credits

SECTION 2.01                                            The Facility. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the Aggregate Revolving Credit Exposures exceeding the Revolving Commitment. The Issuing Bank will issue Letters of Credit hereunder on the terms and conditions set forth below. The Facility shall be composed of Revolving Loans, Swingline Loans, Protective Advances, Overadvances, and Letters of Credit as set forth below.

SECTION 2.02                                            Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Credit Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments of the Revolving Lenders or (y) the Borrowing Base, subject to the Administrative Agent’s and Collateral Agent’s authority, in each of their sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.05 and 2.06. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.03                                            Loans and Borrowings. (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. Any Protective Advance and any Overadvance shall be made in accordance with the procedures set forth in Section 2.05 and 2.06.

(b)                                 Subject to Section 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Administrative Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. ABR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.04                                            Requests for Borrowings. To request a Borrowing, the Administrative Borrower shall notify the Administrative Agent of such request by telephone or e-mail (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e) may be given not later than 10:00 a.m., New York time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form reasonably acceptable to the Administrative Agent and signed by the Administrative Borrower. Each such telephonic, email and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar

Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.05                                            Protective Advances. (a)  Subject to the limitations set forth below, the Administrative Agent and the Collateral Agent are authorized by the Borrowers and the Lenders, from time to time in each of their sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent or the Collateral Agent, in such Person’s Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of principal, interest, LC Disbursements, fees, reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that no Protective Advance shall cause the sum of the total Revolving Credit Exposures to exceed the Revolving Commitment; provided further that, the aggregate amount of Protective Advances outstanding at any time, which were made pursuant to clauses (i) and (ii) above, shall not at any time exceed the lesser of (a) $10,000,000 and (b) 3% of the Borrowing Base. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s and Collateral Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent or the Collateral Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent or the Collateral Agent may require the Lenders to fund their risk participations described in Section 2.05(b).

(b)                                 Upon the making of a Protective Advance by the Administrative Agent or the Collateral Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent or the Collateral Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage of the Revolving Commitment. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.06                                            Swingline Loans and Overadvances. (a)  The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the

Administrative Borrower requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.06(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers on the applicable Borrowing date to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.06(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.06(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., New York time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that day (as determined based on notice from the Administrative Agent). The aggregate amount of Swingline Loans outstanding at any time shall not exceed $25,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before giving effect to such Swingline Loan). Swingline Loans may be made even if a Default exists, but may not be made if the conditions precedent set forth in Section 4.02 have not been satisfied or duly waived in accordance with the terms hereof. All Swingline Loans shall be ABR Borrowings.

(b)                                 Any provision of this Agreement to the contrary notwithstanding, at the request of the Administrative Borrower, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, (i) no such event or occurrence shall cause or constitute a waiver of the Administrative Agent’s or the Revolving Lenders’ right to refuse to make any further Revolving Loans or Swingline Loans, or issue Letters of Credit, as the case may be, at any time that an Overadvance exists, and (ii) no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.02 for so long as Administrative Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if a Default exists, but may not be made if the conditions precedent set forth in Section 4.02 have not been satisfied (other than the condition regarding Availability). All Overadvances shall constitute ABR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $12,500,000 at any time, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Revolving Lender’s Revolving Credit Exposure to exceed its Revolving Commitment or the Aggregate Credit Exposure to exceed the Revolving Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c)                                  Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(d)                                 The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m. New York time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.08.

SECTION 2.07                                            Letters of Credit. (a)  General. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the issuance of Letters of Credit for its own account, in a form acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Administrative Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 10:00 am, New York time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension or such shorter period as the Issuing Bank shall agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension

(which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.07(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Administrative Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit each Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, (ii) the total Revolving Credit Exposures shall not exceed the lesser of (y) the total Revolving Commitments and (z) the Borrowing Base, and (iii) issuance of such Letter of Credit would not conflict with, or cause the Issuing Bank or any other Lender to exceed any limits imposed by, any applicable law, treaty, rule or regulation or determination of an arbitor or a court or Governmental Authority, which is binding on the Issuing Bank or any other Lender or to which the Issuing Bank, any other Lender or any of their respective property is subject.

(c)                                  Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)                                 Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.07(e), or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this subsection in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, each Borrower jointly and severally agrees to reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York time, on the date that such LC Disbursement is made, if the Administrative Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York time, on such date, or, if such notice has not been received by the Administrative Borrower prior to such time on such date, then not later than 2:00 p.m., New York time, on (i) the Business Day that the Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York time, on the day of receipt, or (ii) the Business Day immediately following the day that the Administrative Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Administrative Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 or 2.06 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligations to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this subsection (e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this subsection (e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this subsection (e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligations to reimburse such LC Disbursement.

(f)                                    Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.07(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.07(f), constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. Neither the Administrative Agent, the Collateral Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and refuse to make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Administrative Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligations to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.07(e), then Section 2.14(d) shall apply. Interest accrued pursuant to this subsection shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.07(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Administrative Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers jointly and severally agree to pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                     Cash Collateralization. (i)   If any Event of Default shall occur and be continuing, on the Business Day that the Administrative Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this subsection, the Borrowers jointly and severally agree to deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Shortfall as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations. To the extent cash collateral has been deposited in the LC Collateral Account in accordance with this Section 2.07 with respect to Letters of Credit which are later returned undrawn to the Administrative Agent or expire or are otherwise cancelled, the Administrative Agent shall, upon the request of the Administrative Borrower, apply such cash collateral to satisfy any outstanding Obligations constituting Revolving Loans, Swingline Loans, Protective Advances, Overadvances, or LC Disbursements, or to the extent no such Obligations are then outstanding, to either satisfy outstanding Term Loans, or in the Administrative Agent’s Permitted Discretion, return the remaining funds to the Borrowers. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Defaults have been cured or waived, unless needed to satisfy Section 2.07(j)(ii).

(ii)                                  If, notwithstanding the provisions of this Section 2.07, any Letter of Credit is outstanding on the Maturity Date, then on such date each Borrower jointly and severally agrees to deposit with the Administrative Agent, for the benefit of the Administrative Agent and the Revolving Lenders, with respect to all LC Exposure, either (y) a Supporting Letter of Credit (under which the Administrative Agent is entitled to draw amounts necessary to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and any fees and expenses associated with such outstanding Letter of Credit), or (z) cash, in immediately available funds, in an amount equal to 103% of the LC Shortfall Amount to be held in the LC Collateral Account. Such Supporting Letter of Credit or deposit of cash shall be held by the Administrative Agent, for the benefit of the Administrative Agent and the Revolving Lenders, as collateral for the payment and performance of the obligations of the Borrowers under any such Letter of Credit remaining outstanding.

SECTION 2.08                                            Funding of Borrowings. (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.06. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank, and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.08(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent (a “Defaulting Lender”), then the applicable Lender severally agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Administrative Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Applicable Percentage of the Revolving Commitments (but only to the extent that such Defaulting Lender’s Borrowing was funded by the other Lenders) or, if so directed by the Administrative Borrower and if no Default has occurred and is continuing (and to the extent such Defaulting Lender’s Borrowing was not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made Loans to the Borrowers. Subject to the foregoing, the Administrative Agent may hold and, in its Permitted Discretion, setoff such Defaulting Lender’s funding shortfall against that Defaulting Lender’s Applicable Percentage of all payments received from the Borrowers or re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender. Until a Defaulting Lender cures its failure to fund its Applicable Percentage of any Borrowing (i) solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Revolving Commitment shall be deemed to be zero, (ii) such Defaulting Lender shall not be entitled to any portion of the commitment fee, and (iii) no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. This Section 2.08(b) shall remain effective with respect to such Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting

Lenders, the Administrative Agent, and the Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Applicable Percentage of the applicable Borrowing and pays to Administrative Agent all amounts owing by the Defaulting Lender in respect thereof. The operation of this Section 2.08(b) shall not be construed to increase or otherwise affect the Revolving Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, to relieve or excuse the performance by any Borrower of its duties and obligations hereunder, or to limit the Borrowers’ rights or remedies against any such Defaulting Lender.

SECTION 2.09                                            Interest Elections. (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that only ABR Loans may be incurred during the Primary Syndication. Thereafter, the Administrative Borrower (on behalf of the Borrowers) may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.09. The Administrative Borrower (on behalf of the Borrowers) may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.09 shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section, the Administrative Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Administrative Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s Applicable Percentage of each resulting Borrowing.

(e)                                  If the Administrative Borrower (on behalf of the Borrowers) fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Administrative Borrower, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.10                                            Termination and Reduction of Revolving Commitments. (a)  Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b)                                 The Administrative Borrower (on behalf of the Borrowers) may at any time terminate the Revolving Commitments in full upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit or Supporting Letter of Credit as required by Section 2.07(j)(ii)), (iii) the payment in full of any accrued and unpaid fees owing under any Loan Document, and (iv) the payment in full of all reimbursable expenses and other Obligations (other than Unliquidated Obligations, subject to cash collateralization thereof required pursuant to Section 9.02(d)) together with accrued and unpaid interest thereon, if applicable.

(c)                                  The Administrative Borrower (on behalf of the Borrowers) may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, and (ii) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(d)                                 The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under Section 2.10(b)

or (c) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section 2.10(d) shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Administrative Borrower (on behalf of the Borrowers) (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.11                                            Repayment and Amortization of Loans; Evidence of Debt. (a)  The Borrowers hereby unconditionally promise jointly and severally to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent and/or the Collateral Agent for their own account the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent and/or the Collateral Agent, as applicable, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and demand by the Administrative Agent. All unpaid Obligations shall be paid in full in cash by the Borrowers on the Maturity Date.

(b)                                 Subject to Section 2.19(b), on each Business Day, at or before 12:00 noon, New York time, the Administrative Agent shall apply all immediately available funds credited to the Collection Account first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans).

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. In the event of a conflict between the records of the Administration Agent and any Lender, the records of the Administration Agent will be presumed to be correct absent manifest error.

(e)                                  The entries made in the accounts maintained pursuant to Section 2.11(c) or (d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the

Borrowers to repay the Loans in accordance with the terms of this Agreement or affect the amount of such Loans.

(f)                                    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) except to the extent that any such Lender subsequently returns any such promissory note for cancellation and requests that such Loans once again be evidenced as described in Section 2.11(c) and (d).

SECTION 2.12                                            Prepayment of Loans. (a)   The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.12(d). Any such voluntary prepayment shall be in a minimum amount of $1,000,000 or integral multiples of $500,000 in excess thereof.

(b)                                 (i)                                     Except for Overadvances permitted under Section 2.06, the Borrowers shall immediately repay (or, in the case of LC Disbursements, cash collateralize) the Revolving Loans, LC Disbursements and/or Swingline Loans if at any time the total Revolving Credit Exposure of all Revolving Lenders exceeds the lesser of (y) the Revolving Commitments and (z) the Borrowing Base, to the extent required to eliminate such excess.

(ii)                                  Immediately upon receipt by any Loan Party of proceeds of (x) any sale of any Collateral not otherwise permitted hereunder or (y) any Recovery Event relating to any Collateral, the Borrowers shall deliver, or cause to be delivered, such proceeds to the Administrative Agent. Subject to the Intercreditor Agreement, all of such proceeds shall be applied as set forth in accordance with Section 2.12(c) or otherwise as provided in Section 2.19(b), as applicable. Nothing in this Section 2.12(b)(ii) shall be construed to constitute Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(c)                                  Subject to Section 2.19(b), all such amounts pursuant to Sections 2.12(b)(ii) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second, to reimburse any outstanding LC Disbursements, and third to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment.

(d)                                 The Administrative Borrower (on behalf of the Borrowers) shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone or email (confirmed promptly by facsimile or hand delivery) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York time, on the

Business Day immediately prior to the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

SECTION 2.13                                            Fees. (a)   The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which, subject to Section 2.08(b), shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of each March, June, September and December and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrowers, jointly and severally, agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this subsection (b) shall be payable within 10 days after demand (together with proper supporting documentation).

(c)                                  The Borrowers, jointly and severally, agree to pay to the Administrative Agent and the Collateral Agent, for their own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers (or any of them) and the Administrative Agent and the Borrowers (or any of them) and the Collateral Agent.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.14                                            Interest. (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding the foregoing clauses (a) and (b), during the occurrence and continuance of an Event of Default under clause (a) or (b) of Article VII, the Administrative Agent or the Required Lenders may, at their option, by notice to the Administrative Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender adversely affected thereby” or “each Lender directly adversely affected thereby” for reductions in interest rates), declare that (i) the overdue amount, if any, of the Loans shall bear interest at 2% per annum plus the rate otherwise applicable to such Loans as provided in the preceding subsections of this Section 2.14, or (ii) in the case of any other overdue amount outstanding hereunder, such overdue amount shall accrue at 2% per annum plus the rate applicable to such fee or other obligation as provided hereunder. During the occurrence and continuance of an Event of Default under clause (g) or (h) of Article VII, the Borrowers shall automatically be required to pay interest on overdue amounts at the rates set forth in the previous sentence. The Borrowers agree that the rates provided for in clauses (i) and (ii) above appropriately reflect the increased risk to the Lenders during the occurrence and continuance of an Event of Default and when amounts outstanding hereunder are overdue, but notwithstanding anything to the contrary contained in this Agreement, and only in such circumstances and to such extent that the stipulation for the payment of interest at the rates provided for in such clauses may be prohibited in any particular jurisdiction by applicable laws, such rates shall in such circumstances be reduced to the highest rate of interest allowable under applicable law.

(d)                                 Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2% per annum (which interest rate shall not be subject to increase pursuant to the foregoing clause (c)).

(e)                                  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to Section 2.14(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment (it being understood, that in respect of mandatory prepayments (other than mandatory prepayments of an

ABR Revolving Loan prior to the end of the Availability Period), the Administrative Agent will allocate such mandatory prepayments to principal, interest, break funding payments, and other amounts payable hereunder in accordance with the application of payments provisions set forth herein), and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)                                    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15                                            Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; or

(c)                                  there are regulatory or legal reasons which make it illegal or impermissible for a Lender to make a LIBO Rate Loan, as determined by such Lender in its sole discretion;

then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders by telephone, email or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which it shall do promptly upon so determining or, as applicable, upon being so advised by the Required Lenders, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16                                            Increased Costs. (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)                                  impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers jointly and severally agree to pay to such Lender or the Issuing Bank, as the case may be, the additional amount or amounts that will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank determines in the exercise of its reasonable judgment that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy without discrimination), then from time to time the Borrowers jointly and severally agree to pay to such Lender or the Issuing Bank, as the case may be, the additional amount or amounts that will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A reasonably detailed certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.16(a) or (b) shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. Each Borrower jointly and severally agrees to pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, (i) Section 2.16 shall not govern increased costs relating or attributable to taxes and

(ii) all increased costs relating or attributable to taxes shall be governed solely and exclusively by Section 2.18.

SECTION 2.17                                            Break Funding Payments. Each Borrower jointly and severally agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits) that such Lender may actually sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower or the Administrative Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower or the Administrative Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section 2.17 submitted to the Administrative Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

SECTION 2.18                                            Taxes. (a)  Except as otherwise required by applicable law, any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18(a)) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Subject to Section 2.18(e) below, the Borrowers shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Issuing Bank, for the full amount of any Indemnified Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) the Administrative Agent, the Collateral Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under this Agreement or the other Loan Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than those resulting from the Administrative Agent’s, the Collateral Agent’s or Lender’s gross negligence or willful misconduct). Payment under this subsection (c) shall be made within 20 days after the date the Lender, Issuing Bank, the Collateral Agent or Administrative Agent makes a written demand therefor accompanied by either (i) a copy of the receipt issued by a Governmental Authority evidencing the Lender’s, Issuing Bank’s, the Collateral Agent’s or the Administrative Agent’s payment of such

Indemnified Taxes, interest or penalties, and, if not set forth therein, a certificate prepared in good faith that describes in reasonable detail the calculation and basis for such payment or liability or (ii) if the Lender, Issuing Bank, Collateral Agent or Administrative Agent determines that it is unable to provide a copy of such receipt without making its tax returns available to the Borrowers, a certificate as to the amount of such payment or liability prepared in good faith and including a description setting forth in reasonable detail the calculation and basis for such payment or liability.

(d)                                 As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the United States, or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), after the Non-U.S. Lender (or its assignee, if any) becomes a party to this Agreement, and in the case of a Participant who complies with this Section 2.18 in accordance with Section 9.04, after the date on which such person becomes a Participant, or in each case when reasonably requested by the Administrative Borrower, two accurate and duly signed completed copies of United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and such other properly completed and executed documentation prescribed by applicable law or reasonably requested by the Administrative Borrower as will permit such payments to be made without withholding or at a reduced rate. The Issuing Bank and any Lender that is a United States person as defined in section 7701(a)(30) of the Code, including any Lender’s assignee that is a United States person, shall deliver to the Administrative Borrower (with a copy to the Administrative Agent) a statement signed by an authorized signatory of the Issuing Bank or Lender (or assignee) that it is a United States person and, if necessary to avoid U.S. backup withholding, a duly completed and signed Internal Revenue Services Form W-9 (or successor form) establishing that the Issuing Bank or Lender (or assignee) is organized under the laws of the United States and is not subject to backup withholding.

(f)                                    If the Administrative Agent, Collateral Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to Section 2.18(a) or Section 2.18(c), it shall pay over such refund to the Loan Parties (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.18 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, Collateral Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Loan Parties, upon the request of the Administrative Agent, Collateral Agent or such Lender, agree jointly and severally to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority, provided that the Loan Parties shall not be obligated to repay an amount in excess of the amount they received from such Administrative Agent or Lender under this Section. This Section 2.18 shall not be construed to require the Administrative Agent, Collateral Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(g)                                 Notwithstanding anything to the contrary contained in this Agreement, each Lender agrees (i) that as between it and the Borrowers or the Administrative Agent, it shall be the person to deduct and withhold taxes, and to the extent required by law it shall deduct and withhold taxes, on amounts that such Lender may remit to any other person(s) by reason of the sale of any participation (including, for the avoidance of doubt, any attempted assignment or transfer that does not comply with Section 9.04(b) and thus is treated as a participation under this Agreement) by such Lender that the Borrowers do not have actual knowledge of and should not reasonably know about and (ii) to severally and not jointly indemnify the Borrowers and the Administrative Agent and any officers, directors, agents or employees of the Borrowers or the Administrative Agent, and to hold them harmless from, any tax, interest, additions to tax, penalties, reasonable fees or payments arising from the assertion by any applicable Governmental Authority of any claim against them relating to the failure to withhold taxes as required by applicable law with respect to amounts described in clause (i) of this paragraph (g).

(h)                                 Each assignee of a Lender’s interest in this Agreement in conformity with Section 9.04 shall be bound by this Section 2.18, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.18.

SECTION 2.19                                            Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a)  The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 1:00 p.m., New York time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1133 Avenue of the Americas, New York, NY 10036, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein. Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. Solely for purposes of determining the amount of Loans available for borrowing purposes, cash or other immediately available funds from collections of items of payment deposited into a Collection Account and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.

(b)                                 Any proceeds of Collateral received by the Administrative Agent in its capacity as such or the Collateral Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents, (B) a mandatory prepayment (which shall be applied in accordance with Section 2.12), or (z) amounts to be applied from the Collection Account (which shall be applied in accordance with Section 2.11(b)), or (ii) after an Event of Default has occurred and is continuing, such funds shall be applied ratably, subject to the Intercreditor Agreement, first, to pay any fees, indemnities, or expense reimbursements related to the Revolving Loans, including amounts then due to the Administrative Agent, Collateral Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to the payment of principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations, ninth, to the payment of any other Obligation due to the Administrative Agent, the Collateral Agent or any Lender by the Borrowers, tenth, to prepay amounts pursuant to the First Lien Term Loan Credit Agreement and eleventh, to prepay amounts pursuant to the Second Lien Term Loan Credit Agreement. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Administrative Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan, or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.17.

(c)                                  At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all documented reimbursement for fees and expenses pursuant to Section 9.03), and other documented sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Administrative Borrower pursuant to Section 2.04 or a deemed request as provided in this Section 2.19 or may be deducted from any Deposit Account of any Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agree that all such amounts charged shall constitute Loans (including Swingline Loan, Overadvances and Protective Advances) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.04, 2.05 or 2.06, as applicable, and (ii) the Administrative Agent to charge any Deposit Account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other miscellaneous expenses due under the Loan Documents.

(d)                                 If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this subsection shall apply). The Borrowers consent to the foregoing.

(e)                                  Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06, 2.07(d) or (e), 2.08(b), 2.19(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20                                            Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.16 or Section 2.17, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then:

(a)                                  such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16, 2.17 or 2.18, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender;

(b)                                 the Administrative Borrower may, at the sole expense and effort of the Borrowers, require such Lender or any Defaulting Lender (such Lender or Defaulting Lender herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Administrative Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16, Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, such Departing Lender shall have taken action under Section 2.20(a), within the requirements of Section 2.20(a), necessary to eliminate the continued need for payment of amounts owing pursuant to Section 2.16, 2.17 or 2.18.

SECTION 2.21                                            Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender and the Borrowers shall be jointly and severally liable to pay to the Administrative Agent and the Lenders, and the Borrowers hereby jointly and severally indemnify the Administrative Agent and the Lenders and holds the Administrative Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22                                            Joint and Several Liability of the Borrowers. (a)  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the other Secured Parties under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Loan Parties and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations and of the Subsidiary Guarantors to guarantee the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.22), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 2.22 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b)                                 The provisions of this Section 2.22 are made for the benefit of the Administrative Agent, the other Secured Parties and their respective successors and assigns permitted hereby, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, the other Secured Parties or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.22 shall remain in effect until all of the Obligations shall have been paid in full, including the payment in full in cash of each Loan and all fees payable hereunder, the expiration or termination of all Letters of Credit and the reimbursement of all LC Disbursements.

(c)                                  Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or the other Secured Parties with respect to any of the Obligations, or any Collateral, until such time as the Obligations (other than Unliquidated Obligations) shall have been paid in full, including the payment in full in cash of each Loan and all fees payable hereunder, the payment in full in cash, or the cash collateralization or making of other arrangements pursuant to Section 9.02(d), of all Swap Obligations, the expiration or termination, or cash collateralization or issuance of a Supporting Letter of Credit pursuant to Section 9.02(d), of all Letters of Credit and the reimbursement of all LC Disbursements, and this Agreement shall have been terminated. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or any other Secured Party hereunder or under any other Loan Documents is hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank that:

SECTION 3.01                                            Organization; Powers. Each of the Loan Parties and each of their subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has not filed any certificates of domestication, transfer or continuance in any other jurisdiction, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to be so qualified and in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02                                            Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03                                            Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, except as could not reasonably be expected to have a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of any Loan Party or any of its subsidiaries, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its subsidiaries (other than Liens permitted pursuant to Sections 6.02(f) and (g)).

SECTION 3.04                                            Financial Condition; No Material Adverse Change

(a)                                  The Pro Forma Information (including the notes thereto), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on September 30, 2006) to (i) consummation of the Transactions, (ii) the Loans and other extensions of credit hereunder to be made on the Effective Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing but excludes the impact of Special Recognition Bonus 2A and Special Recognition Bonus 2B. The Pro Forma Information has been prepared based on the best information available to the Loan Parties as of the date of delivery thereof, and presents a good faith estimate of the pro forma financial condition of Parent and its Subsidiaries as at September 30, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date, subject to finalization of working capital calculations and purchase price allocations under GAAP with respect to the IBR Plasma Asset Purchase.

(b)                                 The financial statements heretofore furnished to the Lenders by the Loan Parties pursuant to Section 4.01(j)(ii) present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its Subsidiaries, as applicable, as of such dates and for such periods presented therein, and have been prepared in accordance with GAAP (subject to the proviso at the end of this clause) except as otherwise indicated in Section 4.01(j)(ii); subject to year end audit adjustments and the absence of footnotes and, with regard to the income statement referred to in Section 4.01(j)(ii), the absence of the corresponding balance sheet and statement of cash flows, provided that, with respect to any unaudited predecessor financial statements prepared by Bayer, such financial statements were, to the best of Parent’s knowledge after due inquiry, prepared in accordance with GAAP except as otherwise indicated in Section 4.01(j)(ii).

(c)                                  The Projections have been prepared in good faith based upon assumptions believed to be reasonable by the Borrowers at the time of preparation thereof.

(d)                                 Since December 31, 2005, there has been no change in the Parent and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05                                            Properties. (a)  As of the Effective Date and after giving effect to the consummation of the Transactions, Schedule 3.05 sets forth a correct and complete list of all real property owned or leased by each Loan Party. Except as could not reasonably be expected to have a Material Adverse Effect, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party or, to the knowledge of the Loan Parties, any other Person party to any such lease or sublease exists. Except as set forth on Schedule 3.05, each of the Loan Parties and each of their subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, or otherwise has the rights it purports to have in any Loan Document or in any certificate or financial statement furnished pursuant to this Agreement or any Loan Document in each item of Collateral, free of all Liens other than those permitted by Section 6.02.

(b)                                 Each Loan Party owns, or is licensed to use, (i) all U.S. and Canadian trademarks, tradenames, copyrights, patents and other intellectual property that are, individually or collectively, necessary to the conduct of the Loan Parties’ business as it is operated on the date hereof, and (ii) except as could not reasonably be expected to have a Material Adverse Effect, all other trademarks, tradenames, copyrights, patents and other intellectual property that are, individually or collectively, necessary to the conduct of the Loan Parties’ business, a correct and complete list of all of which U.S., Canadian, and other trademarks, tradenames, copyrights, patents and other intellectual property, as of the Effective Date and after giving effect to the consummation of the Transactions, is set forth on Schedule 3.05, the use of any thereof by the Loan Parties does not infringe in any material respect upon the rights of any other Person, and except as could not reasonably be expected to result in a Material Adverse Effect, the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.

(c)                                  Each Loan Party has good and indefeasible title in fee simple to the real property identified on Schedule 3.05 as owned by such Loan Party, or valid leasehold interests in all material real property designated therein as “leased” by such Loan Party, in each case other than properties disposed of in a manner not otherwise prohibited by the Loan Documents.

SECTION 3.06                                            Litigation and Environmental Matters. (a)   There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) that involve this Agreement or any other Loan Document, or (iii) that otherwise involve the Transactions as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have an adverse effect on any of the Secured Parties.

(b)                                 (i)                                     No Loan Party has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

SECTION 3.07                                            Compliance with Laws; No Default. Each of the Loan Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08                                            Investment and Holding Company Status. Neither the Loan Parties nor any of their subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09                                            Taxes. Each of the Loan Parties has filed or caused to be filed all U.S. and Canadian federal income and other material tax returns and reports required to have been filed and has paid or caused to be paid all U.S. and Canadian federal and other material taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Loan Parties have set aside on their books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not in the aggregate reasonably be expected to have a Material Adverse Effect. No tax liens have been filed, except liens for taxes not yet due and payable or that are being contested in compliance with Section 5.04, and no claims are being asserted with respect to any material amount of taxes, except claims that are being contested in compliance with Section 5.04.

SECTION 3.10                                            ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11                                            Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (other than third party reports not prepared under the control of the Loan Parties) furnished by or on behalf of any Loan Party to the Administrative Agent, Collateral Agent, Joint Lead Arranger or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made (including customary practices in the loan syndication market) not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12                                            Material Agreements. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any Material Contract to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness, except matters that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.13                                            Solvency.      (a)           Immediately after the consummation of the Transactions and immediately following the making of each Borrowing and the issuance of each Letter of Credit, if any, made on the date hereof and after giving effect to the application of the proceeds of such Borrowing or such issuance of a Letter of Credit, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of each Loan Party; (ii) the present fair saleable value of the property of each Loan Party will be greater than the probable liability of each Loan Party on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

and (iv) each Loan Party will have reasonably sufficient capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)                                 No Loan Party intends to, or will permit any of its subsidiaries to, and believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.14                                            Reportable Transaction. The Borrowers do not intend to treat the Borrowings or issuances of Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 3.15                                            Capitalization and Subsidiaries. Schedule 3.15 sets forth as of the Effective Date and after giving effect to the consummation of the Transactions (a) a correct and complete list of the name and relationship to each Loan Party of each and all of each Loan Party’s subsidiaries, (b) a true and complete listing of each class of each of Parent’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of each of the Loan Parties and each of their subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non assessable.

SECTION 3.16                                            Common Enterprise. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties, and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.17                                            Security Interest in Collateral. (a)  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Collateral Agent and the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (i) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement, (ii) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral, (iii) Liens in favor of the First Lien

Term Loan Lenders with respect to the First Lien Term Loan Collateral and (iv) Liens in favor of the Second Lien Term Loan Lenders with respect to the Second Lien Term Loan Collateral.

(b)  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the First Lien Term Loan Collateral and Second Lien Term Loan Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, and such Liens constitute perfected and continuing Liens on the First Lien Term Loan Collateral and Second Lien Term Loan Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the First Lien Term Loan Collateral and Second Lien Term Loan Collateral except (a) Liens in favor of the First Lien Term Loan Lenders and Second Lien Term Loan Lenders, (b) in the case of Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement, and (c) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such First Lien Term Loan Collateral and Second Lien Term Loan Collateral.

SECTION 3.18                                            Labor Disputes. As of the Effective Date and after giving effect to the consummations of the Transactions (a) there is no collective bargaining agreement or other comparable labor contract covering employees of any of the Loan Parties or any of their subsidiaries, (b) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any of the Loan Parties or any of their subsidiaries or for any similar purpose, and (c) except as could not reasonably be expected to have a Material Adverse Effect, there is no pending or (to the best of the Borrowers’ knowledge) threatened, strike, work stoppage, unfair labor practice claim, or other labor dispute against or affecting any of the Loan Parties or any of their subsidiaries or their employees.

SECTION 3.19                                            Broker’s and Transaction Fees. No Loan Party has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fees in connection with the Transactions, except for fees paid to the Administrative Agent, the Collateral Agent, Joint Lead Arrangers or the Lenders in connection therewith and fees paid in connection with the First Lien Term Loan Documents and Second Lien Term Loan Documents that have been disclosed to the Administrative Agent.

SECTION 3.20                                            Compliance with FDA Laws and Regulations. Each Loan Party is in substantial compliance with laws, regulations, and orders of the FDA and any equivalent regulatory body in any other jurisdiction with respect to its business (including the Plasma Protein Therapeutic Business), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.21                                            Deposit Account and Cash Management Accounts. Set forth on Schedule 3.22(a) is a complete and accurate list, as of the Effective Date, of all Deposit Accounts of each Loan Party and set forth on Schedule 3.22(b) is a complete and accurate list, as of the Effective Date, of all Securities Accounts (as defined in the UCC) of each Loan Party, if any.

ARTICLE IV

Conditions

SECTION 4.01                                            Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                  The Joint Lead Arrangers (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Joint Lead Arrangers (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Joint Lead Arrangers shall have received duly executed copies of the other Loan Documents and such other certificates, documents, instruments and agreements as the Joint Lead Arrangers shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents (each as specified on the Closing Checklist), including written opinions of the Borrowers’ counsel, addressed to the Joint Lead Arrangers, the Issuing Bank and the Lenders in form and substance acceptable to the Joint Lead Arrangers, and each other item listed in the Closing Checklist as being required to be delivered on the Effective Date, each in form and substance reasonably satisfactory to Joint Lead Arrangers.

(c)                                  The Joint Lead Arrangers shall have received the Effective Date Certificate, dated as of the Effective Date and duly executed and delivered by an Authorized Officer of the Administrative Borrower, in which certificate the Borrowers shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of each of the Borrowers as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct in all material respects (provided, that representations and warranties which have materiality or Material Adverse Effect qualifiers shall be true and correct in all respects to the extent such materiality or Material Adverse Effect qualifier is applicable thereto).

(d)                                 [INTENTIONALLY OMITTED].

(e)                                  The Joint Lead Arrangers shall have received duly executed copies of the First Lien Term Loan Documents and the Second Lien Term Loan Documents and be reasonably satisfied that the Borrowers have borrowed no more than $1,030,000,000 of Term Loans on the Effective Date.

(f)                                    All governmental and material third party approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect except to the extent the failure to obtain any such approval could not reasonably be expected to have a Material Adverse Effect.

(g)                                 After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder on the Effective Date, and with all of the Borrowers’ indebtedness, liabilities, and obligations current, the Borrowers’ Availability shall not be less than  $75,000,000.

(h)                                 The Administrative Agent, Collateral Agent and the Joint Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date (including fees and expenses of counsel for the Joint Lead Arrangers), including, to the extent invoiced, reimbursement or payment of all reasonable, out of pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(i)                                     The Borrowers shall have delivered to the Joint Lead Arrangers a notice setting forth the Deposit Account of the Borrowers (the “Funding Account”) to which the Lenders are initially authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(j)                                     (i) The Joint Lead Arrangers shall be reasonably satisfied with the form of quarterly pro forma consolidated and consolidating profit and loss statements, balance sheets and cash flow projections (including detailed capital expenditures) for the first full year after the Effective Date for the Borrowers and their subsidiaries, and on an annual basis thereafter for the next four years (the “Pro Forma Information”), and such Pro Forma Information, taken as a whole, shall not be inconsistent in a material and adverse manner with any pro forma information or projections previously delivered to the Joint Lead Arrangers. The Pro Forma Information shall have been prepared based upon good faith estimates and assumptions believed by the Borrowers to be reasonable at the time made and shall contain adequate text explaining the significant assumptions on which they were based.

(ii) The Borrowers shall have delivered to the Joint Lead Arrangers (x) the Borrowers’ audited consolidated balance sheet as of December 31, 2005 and the related statements of income, stockholders’ equity and cash flows for the period from March 31, 2005 through December 31, 2005 prepared in accordance with GAAP consistently applied (y) Bayer Plasma Products Business Group (“Predecessor”)  audited consolidated combined balance sheets as of December 31, 2004 and 2003 and related statements of operations, Parent’s net investment and cash flows for the years then ended and the Predecessor unaudited combined balance sheet at March 31, 2005 and related statements of operations, Parent’s net investment and cash flows for the three month period then ended, all prepared in accordance with GAAP consistently applied, except for the exclusion of litigation costs and income taxes from those combined financial statements and (z) the Borrowers’ unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for (1) each subsequent Fiscal Quarter ended 30 days before the Effective Date and (2) each fiscal month after the most recent Fiscal Quarter for which financial statements were received by the Lenders as described above and ended 30 days before the Effective Date.

(k)                                  The Joint Lead Arrangers shall have received the field examination dated as of October 31, 2006.

(l)                                     The Borrowers shall have delivered to the Joint Lead Arrangers and the Administrative Agent evidence of insurance with respect to the Borrowers customary for similarly situated companies, in form and substance reasonably satisfactory to the Joint Lead Arrangers, including reasonably satisfactory endorsements naming the Administrative Agent as mortgagee, loss payee or additional insured, as applicable, on all such policies.

(m)                               The Borrowers shall have delivered to the Joint Lead Arrangers a solvency certificate in form and substance reasonably satisfactory to the Joint Lead Arrangers executed by the chief financial officer of the Administrative Borrower (or another Financial Officer of the Administrative Borrower acceptable to the Joint Lead Arrangers), on behalf of the Borrowers and each of their subsidiaries.

(n)                                 The Joint Lead Arrangers shall have received updated appraisals conducted on certain inventory of IBR, the Borrowers and their subsidiaries, such updated appraisals not to deviate in a material and adverse manner from the prior appraisals reviewed by the Joint Lead Arrangers.

(o)                                 [INTENTIONALLY OMITTED].

(p)                                 Within five Business Days’ prior to the Effective Date, the Lenders or the Joint Lead Arrangers shall have received copies of all Patriot Act Disclosures as reasonably requested by the Lenders or the Joint Lead Arrangers.

(q)                                 The Joint Lead Arrangers shall have received counterparts of each Subsidiary Guaranty, dated as of the Effective Date, duly executed and delivered by an Authorized Officer of each party thereto.

(r)                                    All UCC financing statements or other similar financing statements and UCC (Form UCC-3) termination statements (collectively, the “Filing Statements”) required pursuant to the Loan Documents shall have been delivered by counsel to the Joint Lead Arrangers to CT Corporation System or another similar filing service company acceptable to the Joint Lead Arrangers (the “Filing Agent”). The Filing Agent shall have acknowledged in a writing satisfactory to the Joint Lead Arrangers and their counsel (i) the Filing Agent’s receipt of all Filing Statements, (ii) that the Filing Statements required pursuant to the Loan Documents, have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Effective Date and (iii) that the Filing Agent will notify the Joint Lead Arrangers and their counsel of the results of such submissions and will provide recorded copies of the same within 30 days following the Effective Date.

The Joint Lead Arrangers shall notify the Administrative Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02                                            Each Credit Event. The obligation of each Lender to make a Revolving Loan (including the initial Revolving Loan), and of the Issuing Bank to issue, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                  Both before and after giving effect to any such Loan, the representations and warranties of each Loan Party set forth in this Agreement and each other Loan Document shall be true and correct in all material respects on and as of the date of such

Borrowing or the date of issuance, renewal or extension of such Letter of Credit, as applicable (except, in each case, to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing

(c)                                  After giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, Availability is not less than zero.

Each advance of a Revolving Loan and each issuance, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in Sections 4.02(a), (b) and (c).

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers each covenant and agree with the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank that:

SECTION 5.01                                            Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent (for delivery to each Lender) and/or the Collateral Agent (for delivery to each Lender), as applicable:

(a)                                  within the earlier of (i) 120 days after the end of each fiscal year and (ii) so long as any Borrower is a public reporting company at such time, such earlier date as the SEC requires the filing of such information (or if any Borrower is required to file such information on a Form 10-K with the SEC, promptly following such filing), their audited consolidated and unaudited consolidating balance sheet and related statements of operations, and consolidated cash flows, in each case as of the end of and for such year, setting forth in each case (commencing with the fiscal year ended December 31, 2007) in comparative form the figures for the previous fiscal year, all reported on (except with regard to consolidating financial statements) by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and their consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants that has been issued at such time, or thereafter promptly upon the issuance of any such management letter;

(b)                                 within the earlier of (i) 60 days after the end of each of the first three Fiscal Quarters of each fiscal year and (ii) so long as any Borrower is a public reporting company at such time, such earlier date as the SEC requires the filing of such information (or if any Borrower is required to file such information on a Form 10-Q with the SEC, promptly following such filing), their consolidated and consolidating balance sheet and related statements of operations, and consolidated cash flows, in each case as of the end of and for such Fiscal Quarter and the then elapsed portion of the fiscal year, setting forth in each case (commencing with the Fiscal Quarter ended March 31, 2007) in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified in a certificate of the Administrative Borrower executed by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Loan Parties and their consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  within 30 days after the end of each fiscal month of the Loan Parties (commencing with the fiscal month ended December 31, 2006), their consolidated and consolidating balance sheet and related statements of operations, and consolidated cash flows, in each case as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case (commencing with the fiscal month ended December 31, 2007), in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified in a certificate of the Administrative Borrower executed by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Loan Parties and their consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)                                 concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of the Administrative Borrower executed by one of its Financial Officers in substantially the form of Exhibit C (a “Compliance Certificate”) (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Borrowers and their consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying on behalf of the Borrowers as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 and Section 6.11 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that would effect the financial statements accompanying such certificate;

(e)                                  as soon as available, but in any event not more than 45 days after the end of each fiscal year (other than fiscal year 2006, which shall be 60 days) of the Borrowers commencing with the year ending December 31, 2006, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Loan Parties for each quarter of the immediately succeeding fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(f)                                    concurrently with any delivery of financial statements under clause (a), (b) or (c) above, commencing with the financial statements delivered for the fiscal month ended January 31, 2007, and other than the financial statements delivered with respect to the first fiscal month of each fiscal year, such financial statements set forth in comparative form on a consolidated basis with the Projections for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) such fiscal year;

(g)                                 within 15 days of the end of each calendar month, and at such other times as may be requested by the Collateral Agent, as of the period then ended, a Borrowing Base Certificate and, within 15 days of the end of each calendar month, and at such other times as may be requested by the Collateral Agent, supporting information in connection therewith, in each case with a copy to the Administrative Agent; provided that if at any time the Borrowers’ Availability is less than $32,500,000, the Borrowers will furnish a Borrowing Base Certificate within five days of the end of each Friday relating to the previous week until such time as the Borrowers’ Availability is equal to at least $32,500,000; provided that in the case of any Borrowing Base Certificate required to be delivered weekly, the Borrowers may use the reserve percentages for ineligible Accounts and reclassified Eligible Accounts and Eligible Inventory from the previous month.

(h)                                 within 15 days of the end of each calendar month and at such other times as may be requested by the Collateral Agent, as of the period then ended, in each case with a copy to the Administrative Agent:

(i)                                     a detailed aging of the Loan Parties’ Accounts (y) including all invoices aged by invoice date (or by due date, so long as the basis for aging of each invoice is clearly specified) and (z) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Collateral Agent, together with a summary specifying the name and balance due for each Account Debtor (or the payor with respect to Express Script sales);

(ii)                                  a schedule detailing the Loan Parties’ Inventory, in form reasonably satisfactory to the Collateral Agent, (x) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, raw plasma, “filled-not-packed”, “packed-not-released”, work-in-process and finished goods), by product type, by volume on hand and, with respect to finished goods and raw plasma, by expiry date which Inventory in the aggregate shall be valued in accordance with GAAP at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Collateral Agent has previously established in accordance with the terms hereof, (y) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Loan Parties and complaints and claims made against the Loan Parties), and (z) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)                               a worksheet of calculations prepared by the Loan Parties to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the

Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv)          a reconciliation of the Loan Parties’ Accounts and Inventory between the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)           a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement;

(i)            within 15 days of the end of each calendar month and at such other times as may be requested by the Collateral Agent, as of the month then ended, a schedule and aging of the Loan Parties’ accounts payable, in each case with a copy to the Administrative Agent;

(j)            promptly upon the Collateral Agent’s request, in each case with a copy to the Administrative Agent:

(i)            copies of invoices issued by any Loan Party in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)           copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or equipment purchased by any Loan Party; and

(iii)          a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(k)           promptly upon the Collateral Agent’s request, the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal, in each case with a copy to the Administrative Agent;

(l)            concurrently with any delivery of financial statements under clause (c) above with respect to each May and November, an updated customer list for the Borrowers, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by an Authorized Officer of the Administrative Borrower;

(m)          from and after the registration of any securities of any Borrower, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Loan Party to its public securities holders generally, as the case may be;

(n)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Loan Parties, or compliance with the terms of this Agreement, as the Administrative Agent or the Collateral Agent may reasonably request; and

(o)           promptly upon the execution and delivery thereof, a copy of any amendment, supplement or modification to any First Lien Term Loan Document, Second Lien Term Loan Document or any indenture, note or other agreement evidencing or governing any Subordinated Indebtedness or any Sponsor Subordinated Debt.

SECTION 5.02               Notices of Material Events. The Borrowers will furnish to the Administrative Agent and the Collateral Agent, as soon as possible and in any event within three Business Days, written notice of the following:

(a)           the occurrence of any Default;

(b)           any Responsible Officer of any Borrower having actual knowledge of any written assertion by the holder of any Indebtedness of any Loan Party in excess of $5,000,000 that any default exists with respect thereto or that any Loan Party is not in compliance therewith;

(c)           any Responsible Officer of any Borrower becoming aware of receipt of any written notice of any governmental investigation or any litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $5,000,000, (ii) seeks material injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, which asserts or could result in damages, costs or liabilities of any Loan Party in excess of $5,000,000, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, which asserts or could result in damages, costs or liabilities of any Loan Party in excess of $5,000,000; (vi) involves any product recall, or (vii) alleges the material violation of, or seeks remedies or threatens enforcement action in connection with, the Food, Drug and Cosmetic Act, or any law, regulation, or order administered by the FDA, including any warning letter or untitled letter issued by the FDA;

(d)           the opening of any new Deposit Account by any Borrower with any bank or other financial institution;

(e)           any Responsible Officer of any Borrower becoming aware of any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;

(f)            any Responsible Officer of any Borrower becoming aware of any default notices received under or with respect to any leased location or public warehouse where Collateral included in the Borrowing Base is located (which shall be delivered within two Business Days after receipt thereof), which default notices could reasonably be expected to have an adverse impact on any such Collateral, the interests therein of the Administrative Agent on behalf of the Secured Parties, or the value thereof;

(g)           all material amendments to real estate leases of any Specified Leasehold Property, together with a copy of each such amendment;

(h)           any Responsible Officer of any Borrower becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Loan Party in a manner which could reasonably be expected to have a Material Adverse Effect; and

(i)            any Responsible Officer of any Borrower becoming aware of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of the Administrative Borrower executed by a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03               Existence; Conduct of Business. The Borrowers will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) their legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of their business, and maintain all requisite authority to conduct their business in each jurisdiction in which their business is conducted, in each case (except in connection with clause (i) above) except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04               Payment of Obligations. The Borrowers will pay or discharge when due all Material Indebtedness and all other material liabilities and obligations, including taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on such Person’s books, or (b) the failure to pay or discharge such liabilities or obligations could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05               Maintenance of Properties and Intellectual Property Rights. The Borrowers will, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or as otherwise permitted by Section 6.03, (a) keep and maintain all property used or useful in the conduct of their business in good working order and condition, ordinary wear and tear excepted, and (b) obtain and maintain in effect at all times all franchises, governmental authorizations, intellectual property rights, licenses and permits, which are necessary or appropriate for them to own their property or conduct their business as conducted on the date of this Agreement.

SECTION 5.06               Books and Records; Inspection Rights. The Borrowers will keep, or cause to be kept, proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all material dealings and transactions in relation to their business and activities. The Borrowers will permit any representatives designated by the Administrative Agent or the Collateral Agent (and accompanied by representatives designated by any Lender), upon reasonable prior notice and, so long as no Event of Default has occurred and is continuing, during normal business hours, to visit and inspect their properties (including to conduct field examinations or audits of the Borrowers’ assets), to examine and make extracts from their books and records, and to discuss their affairs, finances and condition with their officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that in the absence of an Event of Default not more than two such visits shall occur in one calendar year (excluding visits occurring prior to the Effective Date); provided, further, that with respect to any such books and records with respect to the Borrowers maintained by Bayer or any of its Affiliates, the Borrowers shall only be obligated to use commercially reasonable efforts to cause Bayer (or any such Affiliate) to make such books and records and related properties, officers and independent accountants of Bayer available in accordance with this Section 5.06, including by the exercise of any contractual rights of any Borrower, whether pursuant to the Joint Contribution Agreement or otherwise. After the occurrence and during the continuance of any Event of Default, the Borrowers will provide the Administrative Agent and the Collateral Agent (who may be accompanied by representatives designated by any Lender) with access to their suppliers. The Borrowers acknowledge that the Administrative Agent and the Collateral Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Borrowers’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07               Compliance with Laws. The Borrowers will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08               Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used (i) to consummate a portion of the Transaction in an amount not to exceed $71,800,000 (of which $1,800,000 will be used to cash collateralize letters of credit which shall be replaced with Letters of Credit within 10 Business Days of the Effective Date) and (ii) for working capital needs and general corporate purposes of the Borrowers (including Permitted Acquisitions, Investments and loans permitted under Section 6.04). No part of the proceeds of any Loan will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition other than a Permitted Acquisition. Letters of Credit will be issued only to support the working capital needs and other general corporate purposes of the Borrowers.

SECTION 5.09               Insurance. The Borrowers will maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company insurance against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability; and (v) and such other hazards, as is customary in the business of such Person. All such insurance shall be in amounts, cover such assets and be under policies acceptable to the Administrative Agent in its Permitted Discretion (subject to the following criteria). All hazard insurance and such other insurance as Administrative Agent shall specify in the exercise of its Permitted Discretion shall contain a mortgagee endorsement or an equivalent satisfactory to Administrative Agent showing Administrative Agent as first loss payee thereof. Each policy of liability insurance referred to in this Section 5.09 shall name the Secured Parties as additional insured. Every policy of insurance referred to in this Section 5.09 shall contain an agreement by the insurer that it will not cancel such policy for any reason except after 30 days prior written notice to the Administrative Agent and that any loss payable thereunder shall be payable. The

Borrowers shall, upon the Administrative Agent’s request and to the extent reasonably available, deliver to the Administrative Agent certified copies of such insurance. Certificates of insurance reasonably satisfactory to the Administrative Agent evidencing such insurance shall be delivered to the Administrative Agent no more than seven days following the issuance of such policies. In the event of failure by any Borrower to provide and maintain insurance as provided herein, the Administrative Agent may, at its option and, if no Event of Default has occurred and is continuing, upon notice to the Administrative Borrower, provide such insurance and charge the amount thereof to the Borrowers. No Borrower shall take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.09, unless the Administrative Agent is included thereon as additional insured with the loss payable to the Administrative Agent under a standard mortgagee endorsement or its equivalent. The Borrowers immediately shall notify the Administrative Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to the Administrative Agent. The Borrowers shall not, and shall not permit any other Person to, use or permit any property of any Borrower to be used in any manner which might render inapplicable any insurance coverage.

SECTION 5.10               Appraisals. At any time that the Collateral Agent reasonably requests, the Borrowers will provide the Collateral Agent with appraisals or updates thereof of their Inventory, equipment and real property from an appraiser selected and engaged by the Collateral Agent, and prepared on a basis reasonably satisfactory to the Collateral Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Default has occurred and is continuing, only one such appraisal per calendar year for each of Inventory, equipment and real property shall be at the expense of the Borrowers.

SECTION 5.11               Additional Collateral; Further Assurances. (a)  The Borrowers will, and will cause each Domestic Subsidiary to, execute any documents, UCC or PPSA filing statements, agreements and instruments, and take all further action (including filing Mortgages) that may be required under applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the Liens created or intended to be created by the Loan Documents. Each Borrower will cause any subsequently acquired or organized Domestic Subsidiary to execute a supplement (in form and substance satisfactory to the Administrative Agent) to the Subsidiary Guaranty and each other applicable Loan Document in favor of the Secured Parties. Each Borrower will cause its Foreign Subsidiaries to execute and deliver any documents reasonably necessary to perfect the pledge of its Equity Interests (subject to the limitations set forth below) under the laws of such subsidiaries jurisdiction of organization. In addition, from time to time, the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of their and their Domestic Subsidiaries’ assets and properties as the Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrowers and their Domestic Subsidiaries (including real and personal property acquired subsequent to the Effective Date); provided that, notwithstanding anything to the contrary contained in any Loan Document, First Lien Term Loan Document or

Second Lien Term Loan Document, neither the Borrowers nor their subsidiaries shall be required to pledge more than 65% of the voting Equity Interests (representing not greater than 65% of the total combined voting power of all classes of Equity Interests entitled to vote) of a Foreign Subsidiary, provided, further, that none of the Borrowers or their subsidiaries shall be required to pledge (or cause to be pledged) Equity Interests of a Foreign Subsidiary to the extent such Equity Interests of such Foreign Subsidiary are held by another Foreign Subsidiary. Such Liens will be created under the Loan Documents in form and substance satisfactory to the Administrative Agent, and the Borrowers shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section.

(b)           The Borrowers will cause any Equity Interests, Specified Real Property (or, with respect to any such lease of Specified Leasehold Property, will use commercially reasonable efforts to) or other assets that are subject to a first priority, perfected Lien in favor of the First Lien Term Loan Lenders (or the administrative agent on behalf of such First Lien Term Loan Lenders) under the First Lien Term Loan Documents and a second priority, perfected Lien in favor of the Second Lien Term Loan Lenders for the Administrative Agent on behalf of such Second Lien Term Loan Lenders under the Second Lien Term Loan Documents to be subject at all times to a perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents, and shall deliver such other security documents in connection therewith as the Administrative Agent shall reasonably (taking into account the costs of delivery of such security documents and the benefits provided by such security documents) request.

(c)           Without limiting the foregoing, the Borrowers will execute and deliver, or cause to be executed and delivered, to the Administrative Agent or the Collateral Agent such documents and agreements, and will take or cause to be taken such actions as the Administrative Agent or the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, including but not limited to all items of the type required by Section 4.01 (as applicable).

(d)           Notwithstanding anything else set forth herein, the Borrowers will not be required to deliver the following items on the Effective Date and will be required instead to deliver them no later than 30 days after the Effective Date (or such later dates from time to time as consented to by the Administrative Agent in its reasonable discretion):

(i)            any documents required under German law to create and perfect the security interest of the Administrative Agent in 65% of the Equity Interests of any Subsidiary of any Borrower organized under the laws of Germany;

(ii)           a Mortgage and all other documents and instruments required to be delivered in connection with the Mortgages delivered on the Effective Date with respect to all real estate acquired by the Borrowers pursuant to the IBR Plasma Asset Acquisition; and

(iii)          PPSA filing statements with respect to the Borrowers’ assets located in Canada, together with opinions of local counsel opining to the perfection of the Administrative Agent’s security interest in such Collateral.

SECTION 5.12               Depository Bank. The Borrowers will use commercially reasonable efforts to establish the Administrative Agent as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business, and will maintain cash management arrangements otherwise reasonably acceptable to the Administrative Agent.

SECTION 5.13               Compliance with FDA Laws and Regulations. The Borrowers will substantially comply with all laws, rules, regulations, and orders of FDA and any order of any court of competent jurisdiction in the enforcement of any law, regulation, or order administered by the FDA with respect to their businesses (including the Plasma Protein Therapeutic Business), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.14               Subsidiary Guarantors. Each Borrower will cause any Subsidiary Guarantor controlled by it to comply with the terms of each covenant contained in Article V and Article VI hereof as if such Subsidiary Guarantor were a Borrower.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders that:

SECTION 6.01               Indebtedness. The Borrowers will not, and will not permit any of their respective subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness existing on the date hereof and set forth on Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness; provided that, (i) the principal amount of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated (whether as a borrower or a guarantor) with respect to repayment of such Indebtedness is required to become obligated with respect thereto (whether as a borrower or a guarantor), (iv) such extension, refinancing, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, replaced or renewed, (v) the terms of any such extension, refinancing, replacement or renewal, taken as a whole, are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness, and (vi) if the Indebtedness that is refinanced, renewed, replaced or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, replacement or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent, the Collateral Agent and the Lenders as those that were applicable to the refinanced, renewed, replaced or extended Indebtedness;

(c)           [INTENTIONALLY OMITTED];

(d)           subject to the Intercreditor Agreement, (i) Indebtedness consisting of the First Lien Term Loans, and extensions, renewals, refinancings and replacements of any such Indebtedness in an aggregate principal amount not to exceed the Maximum First Lien Loan Amount (as defined in the Intercreditor Agreement) and (ii) Indebtedness consisting of the Second Lien Term Loans, and extensions, renewals, refinancings and replacements of any such Indebtedness in an aggregate principal amount not to exceed the Maximum Second Lien Loan Amount (as defined in the Intercreditor Agreement);

(e)           Indebtedness of any Loan Party (other than Parent) to any other Loan Party, provided that:

(i)            the applicable Loan Parties shall have executed a demand note to evidence any such intercompany Indebtedness owing at any time by any applicable Loan Party to another applicable Loan Party, which demand notes shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Agreement or the applicable Subsidiary Security Agreement as additional collateral security for the Obligations;

(ii)           each applicable Loan Party shall record all material intercompany transactions on its books and records in accordance with Section 5.06; and

(iii)          the obligations of the applicable Loan Parties under any such Intercompany Notes shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to the Administrative Agent.

(f)            Guarantees by a Loan Party of Indebtedness of any other Loan Party if the primary obligation is expressly permitted elsewhere in this Section 6.01;

(g)           Indebtedness of any Loan Party (other than Parent) incurred to finance the acquisition, construction or improvement (in each case after the Effective Date) of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (g), when aggregated with the principal amount of all Indebtedness incurred under clause (h) of this Section 6.01, shall not exceed $85,000,000 at any time outstanding;

(h)           purchase money Indebtedness of any Loan Party (other than Parent) incurred in connection with the purchase after the Effective Date of any fixed or capital assets (as such term is defined in the Security Agreement); provided that, (i) the amount of such purchase money Indebtedness shall be limited to an amount not in excess of the purchase price of such fixed or capital assets and (ii) the aggregate of all such purchase money Indebtedness incurred under this clause (h), when aggregated with the principal amount of all Indebtedness incurred under clause (g) of this Section 6.01, shall not exceed $85,000,000 at any time outstanding;

(i)            Indebtedness of any Loan Party under any Swap Agreement required in connection with the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement or otherwise permitted hereunder;

(j)            obligations in respect of performance, bid and surety bonds and completion guaranties and Guarantees and credit support for the account of plasma suppliers provided by any Loan Party (other than Parent), in each case in the ordinary course of business;

(k)           Indebtedness incurred by any Loan Party (other than Parent) arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in the ordinary course of business in connection with the disposition of any business, assets or subsidiary of the Loan Parties otherwise permitted hereunder;

(l)            Indebtedness of any Loan Party in respect of workers’ compensation claims, self-insurance obligations otherwise permitted hereunder, and bankers’ acceptances in the ordinary course of business;

(m)          Indebtedness of any Loan Party arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(n)           Guarantees by any Loan Party (other than Parent) of obligations of Foreign Subsidiaries and joint ventures if such Guarantees would be permitted if it were an Investment under Section 6.04(m) at such time;

(o)           (i) Indebtedness incurred by any Loan Party with respect to a Seller Note issued as consideration in connection with a Permitted Acquisition, and (ii) Indebtedness of any Loan Party existing at the time such Loan Party is acquired pursuant to a Permitted Acquisition, provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(p)           Indebtedness incurred with respect to the deferral of management fees and other amounts payable pursuant to the Management Agreement, as in effect on the date hereof and with such changes as are acceptable to the Administrative Agent;

(q)           Indebtedness secured by a mortgage on real property owned by a Loan Party, secured by no Liens other than Liens upon such real property, improvements thereof and fixtures thereon in an aggregate principal amount not exceeding $20,000,000 at any time outstanding;

(r)            Indebtedness in an aggregate principal amount not exceeding $40,000,000 at any time outstanding financing foreign operations of the Loan Parties secured solely by Liens on assets located outside the United States that would not otherwise (without regard to such financing or Liens granted with respect thereto) constitute Eligible Accounts, or Eligible Inventory;

(s)           Subordinated Indebtedness and Sponsor Subordinated Debt; provided that at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and the Borrowers are in pro forma compliance with Section 6.11 after giving effect to the incurrence thereof; and

(t)            other unsecured Indebtedness in an aggregate principal amount not exceeding $60,000,000 at any time outstanding; provided that after giving effect to such incurrence, the Borrowers shall have a minimum pro forma Availability as of the date of such incurrence (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date) of not less than $32,500,000.

SECTION 6.02               Liens. The Borrowers will not, and will not permit any of their respective subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           any Lien on any property or asset of any Loan Party and proceeds thereof existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of any Loan Party (other than proceeds thereof), and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)           Liens securing purchase money Indebtedness of a Loan Party permitted pursuant to clause (h) of Section 6.01; provided that, such Liens attach only to the property and proceeds thereof which was purchased with the proceeds of such purchase money Indebtedness;

(d)           Liens on fixed or capital assets acquired, constructed or improved by a Loan Party; provided that (i) such security interests secure Indebtedness permitted by clause (g) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such security interests shall not apply to any other property or assets of any Loan Party;

(e)           Liens securing Indebtedness permitted by Section 6.01(j);

(f)            [INTENTIONALLY OMITTED];

(g)           Liens securing the First Lien Obligations and the Second Lien Obligations, subject to the Intercreditor Agreement; and

(h)           Liens on specific property or specific assets acquired pursuant to a Permitted Acquisition (and the proceeds thereof) or assets of a Subsidiary in existence at the time such subsidiary is acquired pursuant to a Permitted Acquisition and not created in contemplation thereof; and

(i)            Liens securing Indebtedness permitted by Sections 6.01(q) and (r) and in each case attaching only to the assets specified therein.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 (other than clauses (f) and (g) hereof, clause (i) hereof to the extent it relates to Liens securing Indebtedness permitted by Section 6.01, and Permitted Encumbrances listed in clauses (a) (with regard to uncontested taxes), (b) (with regard to uncontested Liens for amounts not overdue), and (g) of the definition thereof) may at any time attach to any Loan Party’s (i) Accounts and (ii) Inventory.

SECTION 6.03               Fundamental Changes. (a)  The Borrowers will not, and will not permit any of their respective subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) any substantial part of their assets, or all or substantially all of the stock of any of their subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (i) any subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving Person, (ii) any Borrower (other than Parent) may merge into any other Loan Party (other than Parent) in a transaction in which the surviving entity is a Loan Party (or if either such Loan Party was a Borrower, the surviving entity shall be a Borrower), (iii) any Loan Party may Dispose of (1) its assets to any other Loan Parties (other than the Parent), (2) Inventory, (3) equipment that is obsolete or no longer useful in its business, (4) equipment that is being replaced with equipment having a comparable purpose or function, and (5) other assets having a book value not exceeding $7,500,000 in the aggregate in any fiscal year, (iv) any subsidiary of a Borrower that is not a Loan Party may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04, (v) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Borrower may consummate a merger or consolidation to consummate a Permitted Acquisition, (vi) any Loan Party may sell, license or sublicense Intellectual Property or enter into transactions having a similar effect, so long as the Loan Parties maintain all rights with respect thereto reasonably necessary to run their business, (vii) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Borrower may sell the Hyperimmune Business or any part thereof for not less than fair market value and otherwise on terms and conditions reasonably acceptable to the Administrative Agent, the consideration for which sale shall include cash consideration of not less than the portion of the Borrowing Base (if any) attributable to such disposed assets, unless otherwise agreed by the Administrative Agent in its sole discretion, (viii) if at the time thereof and immediately after giving effect thereto (1) no Event of Default shall have occurred and be continuing and (2) the Borrowers’ shall have a minimum pro forma Availability of not less than $32,500,000, any Loan Party may sell other product lines not material to the business of the Loan Parties as a whole for not less than fair market value and otherwise on terms and conditions reasonably acceptable to the Administrative Agent, the consideration for which sales shall in each case include cash consideration of not less than the portion of the Borrowing Base (if any) attributable to such disposed assets, unless otherwise agreed by the Administrative Agent in its sole discretion, provided, that the aggregate portion of the Borrowing Base attributable to such disposed assets shall not exceed $20,000,000 in the aggregate, (ix) the disposition or transfer by any Loan Party (other than Parent) of any of its property or assets to a joint venture or Foreign Subsidiary (other than a Subsidiary Guarantor), provided, that to the extent the consideration paid by such joint venture or Foreign Subsidiary is less than the fair market value thereof, the Loan Parties shall be in compliance with the provisions of Section 6.04(m), and (x) the Loan Parties may make any Restricted Payments not prohibited by Section 6.06. The Net Cash Proceeds of any Disposition permitted pursuant to Section 6.03(a)(iii)(s), (a)(viii) and in excess of $7,500,000 in any Fiscal Year shall be delivered to the Administrative Agent if and to the extent required by Section 2.12, and applied to the Obligations as set forth therein.

(b)           The Loan Parties will not, and will not permit any of their respective subsidiaries to, engage in any business activity except those business activities engaged in by the Borrowers or IBR on the date of this Agreement and activities related thereto and reasonable extensions thereof.

SECTION 6.04               Investments, Loans, Advances and Acquisitions. The Borrowers will not, and will not permit any of their respective subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) or make any Acquisition (each of the foregoing, an “Investment”), except:

(a)           Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties;

(b)           Investments existing on the date hereof by any Borrower in the Equity Interests of its subsidiaries;

(c)           loans or advances made by a Loan Party to any other Loan Party (other than Parent) in accordance with Section 6.01;

(d)           Investments or capital contributions made by a Loan Party to any other Loan Party (other than Parent);

(e)           other Investments, loans and advances in existence on the date of this Agreement and described in Schedule 6.04;

(f)            loans or advances made by a Loan Party (other than Parent) to its employees on an arms-length basis in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes (up to a maximum of $1,000,000 in the aggregate at any one time outstanding), and loans or advances to directors, officers or employees of any Loan Party the proceeds of which are concurrently used to purchase Equity Interests in such Loan Party;

(g)           subject to Sections 4.4 and 7.5(a)(vii) of the Security Agreement or any comparable sections of the Subsidiary Security Agreements, notes payable, or stock or other securities issued by Account Debtors to a Loan Party (other than Parent) pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business;

(h)           [INTENTIONALLY OMITTED];

(i)            Investments incurred in order to consummate Permitted Acquisitions, provided that (i) the consideration for all such Acquisitions, in the aggregate does not exceed $100,000,000, provided further that such $100,000,000 limit shall be increased on a dollar for dollar basis by the cash proceeds of any issuance of Sponsor Subordinated Debt or equity contribution, (other than equity contributions made for purposes of allowing additional Investments pursuant to Section 6.04(m), (q) and (r), to fund repurchases or redemptions permitted by Section 6.06, allowing additional Capital Expenditures pursuant to Section 6.10 or for purposes of satisfying the covenants contained in Section 6.11, (ii) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (iii) after giving effect to such Acquisition, the Borrowers shall have a minimum pro forma Availability as of the date of consummation of such Acquisition (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date and the inclusion in the Borrowing Base of acquired Accounts and Inventory for which field examinations and appraisals have been completed and that would be Eligible Accounts and Eligible Inventory upon acquisition thereof by the applicable Borrowers) of not less than $32,500,000, (iv) the Loan Parties shall have obtained the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the Person being acquired or whose assets are being acquired and (v) such Acquisition consists exclusively of (A) assets located only in the United States or Canada, (B) a Person organized under the laws of the United States or any state thereof or Canada or any province thereof, so long as such Person becomes a Loan Party, or (C) assets located in, or Persons organized under the laws of, other jurisdictions, in an aggregate amount, when aggregated with Investments made pursuant to Section 6.04(m), do not exceed $75,000,000 at any time outstanding, which foreign Investments shall be Controlled at all times by the Borrowers unless the Person holding such acquired assets, or the acquired Person, is an Excluded Joint Venture, provided further that such $75,000,000 limit shall be increased on a dollar for dollar basis by the cash proceeds of any equity contribution or proceeds from the issuance of Sponsor Subordinated Debt, other than equity contributions or issuances of Indebtedness made for purposes of allowing additional Investments or Acquisitions pursuant to Section 6.04(i)(i) or 6.04(m), to fund repurchases or redemptions permitted by Section 6.06, for purposes of allowing additional Capital Expenditures pursuant to Section 6.10 or for purposes of satisfying the covenants contained in Section 6.11(a) or (c), (vi) all material governmental and material third-party approvals necessary in connection with such Acquisition shall have been obtained and be in full force and effect, (vii) if acquiring a Person, such Person becomes (A) a wholly-owned subsidiary of a Borrower or (B) an Excluded Joint Venture and (viii) on or before the date of consummation of such Acquisition, the Administrative Agent shall have received (A) all documents required by the provisions of Section 5.11 with respect to any Person purchased or formed in such Acquisition and (B) if the amount of such Acquisition exceeds $10,000,000, a certificate of the Administrative Borrower executed by its chief financial officer or chief executive officer certifying to the Administrative Agent and the Lenders as to the matters set forth in the foregoing clauses (i) through (viii);

(j)            Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, and Investments (including debt obligations) received as consideration for any disposition permitted by Section 6.03(a)(viii) or (ix), to the extent that such consideration is not required thereunder to be paid in cash;

(k)           Investments of the Loan Parties under any Swap Agreement otherwise permitted hereunder;

(l)            Investments of any Loan Party existing at the time such Loan Party is acquired pursuant to a Permitted Acquisition, provided such Investment was not incurred in connection with, or in anticipation or contemplation of, such Acquisition;

(m)          Investments by the Loan Parties in joint ventures, Foreign Subsidiaries, or other Investments, so long as (A) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (B) after giving effect to such Investment, the Borrowers shall have a minimum pro forma Availability as of the date of consummation of such Investment (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date) of not less than $32,500,000, (C) so long as the Loan Parties have complied with Section 5.11 with respect thereto, and (iv) if such Investment constitutes an Acquisition, the Loan Parties shall have complied with clauses (iv), (v), (vi), and (viii) of Section 6.04(i);

(n)           Investments by the Loan Parties in new domestic subsidiaries, so long as the Loan Parties and such subsidiaries are in compliance with Section 5.11 with respect thereto, provided that, in each case, to the extent such new subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new subsidiary shall not be required to take the actions set forth in Section 5.11, as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply promptly (and in any event within 10 Business Days);

(o)           so long as the Loan Parties have complied with Section 5.11 with respect thereto, other Investments in an aggregate amount not to exceed $20,000,000 at any time outstanding, provided that (i) after giving effect to such Investment, the Borrowers shall have a minimum pro forma Availability as of the date of such Investment (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date) of not less than $32,500,000 and (ii) if such Investment constitutes an Acquisition, the Loan Parties shall have complied with clauses (ii), (iv), (v), (vi) and (viii) of Section 6.04(i) with respect thereto;

(p)           loans or advances to suppliers of plasma to the Borrowers in the ordinary course of business and consistent with past practice;

(q)           other Acquisitions; provided that (i) such Acquisitions are otherwise permitted herein, (ii) the consideration for such Acquisitions consists exclusively of Equity Interests of the Parent, (iii) the issuance of such Equity Interests in connection with such Acquisition will not result in a Change of Control and (iv) such Acquisition will comply with sub-clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii) of Section 6.04(i); and

(r)            Investments incurred in order to consummate any of the Preplanned Investments, provided that (i) the aggregate consideration for all such Preplanned Investment, in the aggregate does not exceed $50,000,000 at any time outstanding, provided further that such $50,000,000 limit shall be increased on a dollar for dollar basis by the cash proceeds of any Sponsor Subordinated Debt or equity contribution (other than equity contributions or issuances of Indebtedness made for purposes of allowing additional Investments pursuant to Section 6.04(i), (m) or (q), to fund repurchases or redemptions permitted by Section 6.06, allowing additional Capital Expenditures pursuant to Section 6.10 or for purposes of satisfying the covenants contained in Section 6.11), (ii) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (iii) after giving effect to such Preplanned Investment, the Borrowers shall have a minimum pro forma Availability as of the date of consummation of such Preplanned Investment (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date and the inclusion in the Borrowing Base of acquired Accounts and Inventory for which field examinations and appraisals have been completed and that would be Eligible Accounts and Eligible Inventory upon acquisition thereof by the applicable Borrowers) of not less than $32,500,000, (iv) the Loan Parties shall have obtained the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the Person being acquired or whose assets are being acquired, (v) all material governmental and material third-party approvals necessary in connection with such Preplanned Investment shall have been obtained and be in full force and effect, (vi) if acquiring a Person, such Person becomes a wholly-owned Subsidiary of a Borrower, (vii) on or before the date of consummation of such Preplanned Investment, the Administrative Agent shall have received (A) all documents required by the provisions of Section 5.10 with respect to any Person purchased or formed in such Preplanned Investment and (B) if the amount of such Preplanned Investment exceeds $10,000,000, a certificate of the Administrative Borrower executed by its chief financial officer or chief executive officer certifying to the Administrative Agent and the Lenders as to the matters set forth in the foregoing clauses (i) through (vi).

SECTION 6.05               Swap Agreements. The Loan Parties will not enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party has or reasonably expects to have actual exposure (other than those in respect of Equity Interests of any Loan Party or any of its subsidiaries), and (b) Swap Agreements entered into in order to effectively fix, cap or collar interest rates with respect to any interest-bearing liability of a Loan Party or to exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing investment of a Loan Party.

SECTION 6.06               Restricted Payments. The Borrowers will not, and will not permit any of their respective subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except (a) the Borrowers may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its common stock, (b) any subsidiary of Parent may declare and pay dividends ratably with respect to their Equity Interests, (c) after an Initial Public Offering (including an offering that would be an Initial Public Offering except that the amount of proceeds received with respect thereto is less than $50,000,000) of a Borrower, such Borrower may declare and pay dividends for the purchase of fractional shares arising out of stock dividends, splits or combinations; provided however, that the Loan Parties may make Restricted Payments:  (i) for the payment of general and administrative costs and expenses in an amount not to exceed $500,000 in any fiscal year and taxes of Parent; (ii) so long as (1) no Event of Default has occurred and is continuing and (2) after giving effect to such Restricted Payment, the Borrowers shall have a minimum pro forma Availability as of the date of such Restricted Payment (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date) of not less than $32,500,000, for the purchase of common stock or common stock options from present or former officers or employees upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of Restricted Payments under this clause (ii) in any fiscal year shall not exceed $5,000,000, (iii) so long as the requirements of Section 6.07(d) are met, for the payment of management fees and other amounts owing (including accrued management fees and other accrued amounts) to the Sponsor Group pursuant to the Management Agreement, as in effect on the date hereof and with such changes as are acceptable to the Administrative Agent, (iv) for payment of in kind dividends on the Senior Convertible Preferred Stock, (v) to repurchase or redeem equity owned by IBR pursuant to the IBR Plasma Asset Purchase, (vi) for payment of Special Recognition Bonus 1 and Special Recognition Bonus 2A, (vii) for payment of Special Recognition Bonus 2B, (viii) in connection with the Dividend, in an amount not to exceed the amount of the respective Dividend and (ix) so long as no Event of Default has occurred and is continuing or would result therefrom, repurchases of Equity Interests issued in connection with the Bonus Plan to the extent necessary to pay the minimum withholding tax required to be paid in connection with the vesting of restricted Equity Interests and options thereon. For the avoidance of doubt, the Borrowers shall not be restricted pursuant to this Section 6.06 or otherwise from issuing options pursuant to a stock option plan or from the issuance of Equity Interest upon the exercise of any such options.

SECTION 6.07               Transactions with Affiliates. Except as set forth on Schedule 6.07, the Borrowers will not, and will not permit their respective subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Loan Parties than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among a Loan Party (other than Parent) and another Loan Party that is a wholly owned subsidiary of a Loan Party not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, (d) performance of the terms of the Management Agreement, as in effect on the date hereof and with such changes as are acceptable to the Administrative Agent, provided, that no Loan Party shall pay any management or similar fees under the Management Agreement unless (i) no Event of Default has occurred and is continuing and (ii) after giving effect to payment of such Management Fee, the Borrowers shall have a minimum pro forma Availability as of the date of payment of such Management Fee (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date) of not less than $32,500,000; provided, that management and similar fees that are not at any time permitted to be paid can accrue for later payment, (e) Indebtedness, Liens and Investments with respect to Foreign Subsidiaries and joint ventures of the Loan Parties otherwise permitted under the Loan Documents, (f) the Dividend, (g) the incurrence of, and payments in respect of Sponsor Subordinated Debt permitted hereunder, (h) sales of Equity Interests by Parent (directly or indirectly) to the Sponsor Group, (i) payment of Special Recognition Bonus 1, Special Recognition Bonus 2A and Special Recognition Bonus 2B and (j) any issuance of Equity Interests by Parent to Holdings. For avoidance of doubt, this Section 6.07 shall not apply to employment arrangements with and payments of compensation or benefits to or for the benefit of management including the board of directors.

SECTION 6.08               Restrictive Agreements. The Borrowers will not, and will not permit any other Borrower or any subsidiary of any Borrower to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any subsidiary of a Loan Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other subsidiary of a Borrower or to Guarantee Indebtedness of a Borrower or any other subsidiary of a Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by the Loan Documents, the First Lien Term Loan Documents or by the Second Lien Term Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of an entity or asset pending such sale, provided such restrictions and conditions apply only to the entity or asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (including Capital Lease Obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets (or the proceeds thereof) securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, and (vi) customary provisions in joint venture agreements and similar agreements that restrict the transfer or pledge of Equity Interests in, or the creation of Liens on assets of, joint ventures constituting Excluded Joint Ventures or which are not Subsidiaries, which restrictions relate only to the assets of, or Equity Interests in, such joint venture, so long as such Equity Interests are not pledged to any other Person.

SECTION 6.09               Prepayment of Second Lien Term Loans; Sponsor Subordinated Debt and Subordinated Indebtedness. The Borrowers will not, and will not permit their respective subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease, prepay, retire or otherwise acquire any principal of, premium, if any, interest or other amount payable in respect of any Second Lien Term Loans, Sponsor Subordinated Debt or Subordinated Indebtedness prior to its scheduled maturity, other than (i) with respect to interest, on the stated scheduled date for payment of interest set forth in the applicable Second Lien Term Loan Document or document governing such Subordinated Indebtedness or (ii) with respect to principal (and premiums, if any) of Second Lien Term Loans, with the proceeds of the issuance of Equity Interests of the Parent.

Except as permitted by Section 6.01(b), (c) or (d), no Loan Party shall make any amendment or modification to any Second Lien Indebtedness Document or any indenture, note, or other agreement evidencing or governing the Second Lien Indebtedness, Subordinated Indebtedness (other than intercompany Indebtedness) or Sponsor Subordinated Debt; provided that the Loan Parties may enter into amendments or modifications (i) that make covenants and events of default in any such Second Lien Indebtedness Documents, Subordinated Indebtedness documents or Sponsor Subordinated Debt documents less restrictive on the Borrowers or the Subsidiary Guarantors or (ii) that waive, or forbear from the exercise of remedies in respect of, defaults under such Second Lien Indebtedness Documents, Sponsor Subordinated Debt documents and Subordinated Indebtedness documents or (iii) that are not adverse to the Secured Parties.

SECTION 6.10               Capital Expenditures. (a)  The Borrowers and their subsidiaries will not expend cash for Capital Expenditures during any period listed below in excess of the following:

Period	Annual Permitted Amount
December 1, 2006 through December 31, 2007	$98,000,000
Fiscal Year ending December 31, 2008	$112,000,000
Fiscal Year ending December 31, 2009	$106,000,000
Fiscal Year ending December 31, 2010	$87,000,000
Fiscal Year ending December 31, 2011	$49,000,000
Fiscal Year ending December 31, 2012	$67,000,000
Fiscal Year ending December 31, 2013 and each Fiscal Year ending thereafter	$79,000,000

To the extent that actual Capital Expenditures for any fiscal year are less than the maximum amount allowed hereunder for such fiscal year, such unused amount may be carried forward and used only in the next fiscal year.

(b)           Notwithstanding clause (a), to the extent the Borrowers and their subsidiaries are required to make any Regulatory Cap Ex, the Borrowers and their subsidiaries are permitted to make such Regulatory Cap Ex in an amount not to exceed $10,000,000 in any fiscal year.

SECTION 6.11               Financial Covenants. (a) In the event that, at any time, the Borrowers’ minimum Availability as of such date (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date) is not equal to at least $32,500,000, then the Borrowers shall be required to maintain, for any four (4) quarter period, a Fixed Charge Coverage Ratio of at least 1.10:1.00.

(b)  For purposes of determining compliance with the covenant in clause (a), any equity investment made to the Borrowers after the Effective Date and on or prior to the day that is 20 days after the day on which financial statements are required to be delivered for a Fiscal Quarter shall, at the request of the Borrowers, be included in the calculation of Adjusted EBITDA for the purposes of determining compliance with such covenant at the end of such Fiscal Quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Adjusted EBITDA, a “Specified Equity Contribution”); provided that (i) in each six consecutive Fiscal Quarter period there shall be a period of at least two consecutive Fiscal Quarters in which no Specified Equity Contribution is made and (ii) in each ten consecutive Fiscal Quarter period there shall be a period of at least four consecutive Fiscal Quarters in which no Specified Equity Contribution is made.

SECTION 6.12               Amendment of Certain Documents. No Borrower will, nor will they permit their respective subsidiaries to, amend or terminate its articles of incorporation, charter, certificate of formation, by-laws, operating or management agreement (with respect to an LLC), any First Lien Term Loan Document or partnership agreement (with respect to a partnership), the Management Agreement, the Bonus Plan or (if applicable) the IBR Acquisition Documentation in a manner materially adverse to the Secured Parties.

SECTION 6.13               Permitted Dispositions. The Borrowers will not, nor will they permit their respective subsidiaries to, Dispose of any of their respective assets to any Person in one transaction or series of transactions unless such Disposition is (a) inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business, (b) permitted by Section 6.03, (c) the licensing, as either licensor or licensee, of patents, trademarks, copyrights and know-how to or from third Persons or the Borrowers in the ordinary course of business or (d) (i) for fair market value and the consideration received consists of no less than 75% in cash or Permitted Investments, (ii) after giving effect to any such Disposition, no Default shall have occurred and be continuing and (iii) if required by this Agreement, the Net Cash Proceeds from such Disposition in excess of the amount set forth in the last sentence of Section 6.03(a) are applied pursuant to Section 2.12(b) (ii).

SECTION 6.14               Sale and Leaseback. Except as permitted under Section 6.03, the Borrowers will not, and will not permit any of their respective subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

SECTION 6.15               Cash Management.

(a)           No later than 30 days following the Effective Date, (except as such date may be extended with the consent of the Administrative Agent) the Borrowers will, and will cause each Subsidiary Guarantor to, deposit, or cause to be deposited, promptly, and in any event no later than the end of the Business Day immediately following receipt thereof, all of such Person’s Collections into Deposit Accounts and/or Securities Accounts that are subject to a Control Agreement; provided that the Loan Parties shall be permitted to retain up to an aggregate of (i) $1,000,000 Canadian Dollars of their Collections at any one time in accounts located in Canada, (ii) €1,500,000 of their Collections at any one time in accounts located in Germany and (iii) $3,700,000 of amounts collected on behalf of Hema-Quebec, in each case, not subject to Control Agreements. The terms of the Deposit Accounts, Securities Accounts and Control Agreement shall be reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, Controlled Disbursement Accounts shall not be required to be subject to Control Agreements.

(b)           Notwithstanding any provision of any Loan Document, if for any consecutive five Business Day period the Borrowers’ Availability is less than $32,500,000, the Administrative Agent shall, on behalf of the Lenders, have full and exclusive dominion and control over the Borrowers’ Deposit Accounts and Securities Accounts and the Borrowers will not be permitted to withdraw funds from the Deposit Account or the Securities Account without the consent of the Administrative Agent; provided that if for a consecutive period of 30 Business Days the Borrowers’ Availability is in excess of $32,500,000, dominion and control over the Deposit Accounts and the Securities Accounts shall revert to the Borrowers.

SECTION 6.16               Accounting Policies and Reporting Practices. The Borrowers will not, nor will they permit their respective subsidiaries to, make any changes to the accounting policies and financial reporting practices that are in effect as of the Effective Date, except as required by or in conformity with GAAP.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, within three Business Days after the same shall become due and payable;

(c)           any representation or warranty made or deemed made by or on behalf of any Loan Party in this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate or financial statement furnished pursuant to this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made or confirmed;

(d)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08 or in Article VI (other than Section 6.07 and 6.16);

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or the other Loan Documents (other than those covenants, conditions or agreements which constitute a default under another clause of this Article VII), and such failure shall continue unremedied for a period of (i) 10 days if such breach relates to terms or provisions of Sections 5.01, 5.02 (other than Section 5.02(a)), 5.09, 6.07 and 6.16 of this Agreement or (ii) 30 days if such breach relates to terms or provisions of any other section of this Agreement or the other Loan Documents;

(f)            any Loan Party shall (i) default in making any payment of any principal of any Material Indebtedness on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Material Indebtedness if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)            (i) one or more judgments or decrees for the payment of money shall be entered against any Loan Party (to the extent not paid or fully covered by insurance or effective indemnity) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof or (ii) one or more non-monetary judgments or orders shall be entered against any Loan Party that has had, or could reasonably be expected to have, a Material Adverse Effect;

(k)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)            a Change in Control shall occur;

(m)          any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral with a fair market value in excess of $500,000 purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document, or any Collateral Document shall fail to remain in full force or effect in any material respect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document or security interest in any Collateral with a fair market value in excess of $500,000; provided, that there shall be no Event of Default under this clause (m) to the extent such Event of Default arises from (A) the resignation of the Administrative Agent or (B) the negligence or willful misconduct of the Administrative Agent following a reasonable request from the Administrative Borrower to execute any document or take any other action relating to such Collateral Document or the Liens granted thereunder;

(n)           any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(o)           any Subsidiary Guaranty executed and delivered by a Subsidiary with a fair market value in excess of $500,000 shall fail to remain in full force or effect or any action by a Loan Party shall be taken to discontinue or to assert the invalidity or unenforceability of any Subsidiary Guaranty, or any Subsidiary Guarantor shall fail to pay any amount due pursuant to any Subsidiary Guaranty to which it is a party, or any Subsidiary Guarantor shall deny that it has any further liability under the Subsidiary Guaranty to which it is a party, or shall give notice to such effect;

then, and in every such event (other than an event with respect to any Loan Party described in clause (g) or (h) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Loan Party described in clause (g) or (h) of this Article VII, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent and the Collateral Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent and the Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC and the PPSA.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent as the agents under this Agreement and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement and consents to be bound by the terms of the Intercreditor Agreement.

Each Person serving as the Administrative Agent and the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or Collateral Agent, as applicable, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent or the Collateral Agent, as applicable, hereunder.

The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent, the Collateral Agent, or any of their Affiliates in any capacity. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent or the Collateral Agent, as applicable, by any Borrower or a Lender, and neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV, the Closing Checklist or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable.

The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent and the Collateral Agent may perform any and all their duties and exercise their rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent, and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or the Collateral Agent, as applicable.

The Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, as applicable, upon 30 days’ notice to the Lenders and the Administrative

Borrower effective upon appointment of a successor Administrative Agent or Collateral Agent, as applicable. If the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under clause (a), (b), (g), (h) or (i) of Article VII shall have occurred and be continuing) be subject to approval by the Administrative Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s, as applicable, rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans. If no successor Administrative Agent or Collateral Agent, as applicable, shall have been so appointed by the Required Lenders with such consent of the Administrative Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s or Collateral Agent’s, as applicable, giving of notice of resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may, on behalf of the Lenders and with the consent of the Administrative Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent or Collateral Agent, respectively, as applicable, that shall be a bank (or Affiliate thereof) that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. After any retiring Administrative Agent’s or Collateral Agent’s, as applicable, resignation as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Neither the Administrative Agent nor the Collateral Agent shall have an obligation to any of the Lenders to ensure that the Collateral exists, is owned by the Loan Parties, is cared for, protected or insured, is unencumbered by others, or that the Liens granted to the Administrative Agent therein have been properly, sufficiently or lawfully created, perfected, protected or enforced, or that such Liens are entitled to any particular priority, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent and the Collateral Agent may act in any manner they may deem appropriate, in its sole discretion given the Administrative Agent’s and Collateral Agent’s own interests in the

Collateral in their capacity as Lenders and that the Administrative Agent and Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent and Collateral Agent thereof, and, promptly upon the Administrative Agent’s or Collateral Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s or Collateral Agent’s instructions.

Each Lender hereby agrees that (a) it is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each Report prepared by or on behalf of the Administrative Agent; (b) neither the Administrative Agent nor the Collateral Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report, or (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that the Administrative Agent, the Collateral Agent, or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that neither the Administrative Agent not the Collateral Agent undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party and not to distribute any Report to any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent, the Collateral Agent, and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent, the Collateral Agent, and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party or Loan Party to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Swap Obligations or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Loan Party.

Neither the Syndication Agent nor the Documentation Agent (each as referred to on the cover page) listed on the first page hereof shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Miscellaneous

SECTION 9.01                                            Notices. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)                                     if to any Loan Party, c/o the Administrative Borrower at:

Talecris Biotherapeutics, Inc.
P.O. Box 13887
79 TW Alexander Drive
4101 Research Commons
Research Triangle Park, NC  27709
Attention:                                 General Counsel

Fax:  (919) 316-6669

With copies to:

Talecris Holdings, LLC
c/o Cerberus Capital Management, L.P.
299 Park Avenue, 22nd Floor
New York, NY  10171
Fax:  (212) 661-3159

and

Mark Neporent
General Counsel
Cerberus Capital Management, L.P.
299 Park Avenue, 22nd Floor
New York, NY  10171
Fax:  (212) 891-1540

(ii)                                  if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to Wachovia at:

Wachovia Capital Finance
1133 Avenue of the Americas
New York, NY 10036
Attention:                              Talecris Account Manager

(iii)                               if to the Collateral Agent, to Wells Fargo at:

Wells Fargo Foothill, Inc.

2450 Colorado Avenue

Suite 3000 West
Santa Monica, CA 90404
Attention:  Business Finance Division Manager
Tel:  (310) 453-7300
Fax:  (310) 453-7413

(iv)                              if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II (other than borrowing requests referred to in Section 2.04, to the extent set forth in such Section) or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Administrative Borrower (on behalf of all of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subsection (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02                                            Waivers; Amendments. (a)  No failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Event of Default at the time.

(b)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.05), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly adversely affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly adversely affected thereby, (iv) change the definition of “Applicable Percentage” or change Section 2.19(a) or (b) or Section 2.06(d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) increase the advance rates set forth in the definition of Borrowing Base, without the written consent of each Lender, (vi) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, or (vii) except as otherwise permitted by the terms of any Loan Document, release any Borrower from its obligations under this Agreement or any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty except as provided in Section 9.02(d) or (e) or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c)                                  The Administrative Agent may (i) amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04, (ii) waive payment of the fee required under Section 9.04(b)(ii)(C) and (iii) implement any provisions contained in the Fee Letter, in each case without obtaining the consent of any other party to this Agreement.

(d)                                 The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Revolving Commitment, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations), payment and satisfaction in full in cash or cash collateralization, or the making of other arrangements satisfactory to the Administrative Agent and the applicable counterparty with respect thereto, of all Obligations constituting Swap Obligations, and cash collateralization or issuance of a Supporting Letter of Credit with respect to any outstanding Letter of Credit, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property (or the Administrative Borrower on behalf of such Loan Party) certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party has at any time during the term of this Agreement owned any interest, (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (v) owned by or leased to any Loan Party which is subject to a purchase money security interest or which is a Capital Lease Obligation, in either case, entered into by such Loan Party pursuant to Section 6.01, or (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this Section 9.02. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders.

(e)                                  Upon at least five Business Days prior written request by the Administrative Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of its Liens upon such Collateral to the extent such release is authorized by Section 9.02(d); provided that (i) neither the Administrative Agent nor the Collateral Agent shall be required to execute any such document on terms which, in the Administrative Agent’s or the Collateral Agent’s opinion, would expose the Administrative Agent or the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(f)                                    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly adversely affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as neither the Administrative Agent nor the Collateral Agent is a Non-Consenting Lender, the Administrative Borrower may, at its sole cost and expense, elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Administrative Borrower and the Administrative Agent including, without limitation, any member of the Sponsor Group or Affiliate thereof, shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b), and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (y) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.16 and 2.18, and (z) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.17 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03                                            Expenses; Indemnity; Damage Waiver. (a)  Each Borrower hereby jointly and severally agrees to pay (i) all reasonable, documented out of pocket expenses incurred by the Administrative Agent and the Collateral Agent and their Affiliates from and after September 1, 2006, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent and Collateral Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable, documented expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section 9.03 include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)                                     Subject to Section 5.10, appraisals of all or any portion of the Collateral (including travel, lodging, meals and other out of pocket expenses of the appraisers);

(ii)                                  field examinations and the preparation of Reports referred to in Section 5.06 at either the Administrative Agent’s then customary charge (such charge is currently $1,000 per day (or portion thereof) for each Person employed by the Collateral Agent with respect to each field examination) or at the fee charged by a third party retained by the Collateral Agent, plus in each case reasonable, documented travel, lodging, meals and other out of pocket expenses;

(iii)                               lien and title searches and title insurance;

(iv)                              taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v)                                 sums paid or incurred to take any action required of any Borrower under the Loan Documents that such Borrower fails to pay or take; and

(vi)                              costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another Deposit Account, all as described in Section 2.19(c).

(b)                                 Each Borrower hereby jointly and severally agrees to indemnify the Administrative Agent, Collateral Agent, Syndication Agent, Documentation Agent, Joint Lead Arrangers, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities, obligations, and reasonable, documented costs, disbursements and expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or threatened claim, action, investigation or proceeding (regardless of whether the Indemnitee is a party thereto) relating to or otherwise with respect to (i) the execution or delivery of the Loan Documents or any certificate, agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s Related Parties. To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Loan Parties hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)                                  To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under Section 9.03(a) or (b) (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)                                 The relationship between any Loan Party on the one hand and the Lenders, the Issuing Bank, the Collateral Agent and the Administrative Agent on the other hand shall be solely that of debtor and creditor. Neither the Administrative Agent, the Collateral Agent, the Issuing Bank nor any Lender (i) shall have any fiduciary responsibilities to any Loan Party, or (ii) undertakes any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.

(e)                                  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04                                            Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void), it being understood that mergers, consolidations and other corporate changes permitted by Section 6.03 of the Credit Agreement shall not be deemed an assignment for purposes of this sentence, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)                                     Subject to the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)                              the Administrative Borrower, provided that no consent of the Administrative Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (g) or (h) of Article VII has occurred and is continuing, any other assignee or for any assignments made by Morgan Stanley or GSCP or any of their respective Affiliates until the Primary Syndication has been completed;

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund; and

(C)                                the Issuing Bank.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Administrative Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Administrative Borrower shall be required if an Event of Default under clause (g) or (h) of Article VII has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Commitments or Loans; and

(C)                                the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans, commercial loans or similar extensions of credit and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 (with respect to periods it was a Lender) and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”) and give prompt written notice to the Borrowers. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06, 2.07(d) or (e), 2.08(b), 2.19(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. Notwithstanding anything to the contrary in this Agreement, no assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided herein.

(c)                                  (i)                                     Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to Section 9.04(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (and subject to the limitations thereof) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b), provided such Participant agrees to be subject to Sections 2.18 as though it were a Lender, and provided further such Participant agrees to be subject to Section 2.20 as though it were a Lender.

(ii)                                  Notwithstanding anything to the contrary contained herein, (A) a Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, (B) a Participant shall not be entitled to the benefits of Section 2.18 unless the Administrative Borrower is notified of the participation sold to such Participant and (C) a Participant shall not be entitled to the benefits of Section 2.18 unless and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.18(e) as though it were a Lender.

(d)                                 Each Lender that sells a participation interest in all or a portion of such Lender’s rights and obligations under this Agreement shall, as agent of the Borrower solely for purposes of this Section 9.04, record in book entries (as defined in Temporary Treasury Regulation § 5f.103-1) maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interest.

(e)                                  Any Lender may, without the consent of the Administrative Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of, or securities issued by, such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05                                            Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06                                            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fee Letter, and any other separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07                                            Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08                                            Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Loan Party becomes insolvent, however evidenced, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding tax, payroll and fiduciary accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Obligations held by such Lender which are then due and payable, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations owing by such Lender or Affiliate may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09                                            Governing Law; Jurisdiction; Consent to Service of Process. (a)  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

(b)                                 EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH BORROWER AGREES THAT A FINAL JUDGMENT (AFTER ANY APPEAL) IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10                                            Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11                                            Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12                                            Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, trustees and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the written consent of the Administrative Borrower, or (h)  to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender from a source other than the Borrowers. For the purposes of this Section 9.12, “Information” means all information received from the Borrowers relating to the Borrowers or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord confidential information of a similar nature.

SECTION 9.13                                            Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

SECTION 9.14                                            USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 9.15                                            Disclosure. Each Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Issuing Bank, the Lenders, and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Borrowers and their respective Affiliates.

SECTION 9.16                                            Execution of Loan Documents. The Lenders hereby empower and authorize the Administrative Agent and the Collateral Agent, on behalf of the Lenders, to execute and deliver to the Borrowers the other Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Lender agrees that any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent, the Collateral Agent or the Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that all of the Obligations hereunder constitute one debt, secured pari passu by all of the Collateral.

SECTION 9.17                                            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18                                            Administrative Borrower. Each Borrower hereby irrevocably appoints Talecris Biotherapeutics, Inc. as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Administrative Agent or the Collateral Agent and receive from the Administrative Agent or the Collateral Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under the Loan Documents and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loans and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Administrative Agent, the Collateral Agent and the other Secured Parties to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of the Administrative Agent, the Collateral Agent and other Secured Parties relying on any instructions of the Administrative Borrower.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TALECRIS BIOTHERAPEUTICS, INC.

By	/s/ John Hanson
Name: John Hanson
Title: Exec VP & CFO

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

By	/s/ John Hanson
Name: John Hanson
Title: Exec VP & CFO, Treasurer

PRECISION PHARMA SERVICES, INC.

By	/s/ John Hanson
Name: John Hanson
Title: Exec VP & CFO

TALECRIS PLASMA RESOURCES, INC.

By	/s/ John Hanson
Name: John Hanson
Title: Exec VP & CFO

WACHOVIA BANK, National Association, individually and as Administrative Agent, Issuing Bank and Swingline Lender

By	/s/ John McCann
Name: John McCann
Title: Vice President

2

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ John McCann
Name: John McCann
Title: Vice President

MORGAN STANLEY BANK, as Lender

By	/s/ Eugene F. Martin
Name: Eugene F. Martin
Title: Authorized Signatory

GOLDMAN SACHS CREDIT PARTNERS L.P.

By	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

2

WELLS FARGO FOOTHILL, INC.

By	/s/ Lan Wong
Name: Lan Wong
Title: Vice-President

GENERAL ELECTRIC CAPITAL CORPORATION

By	/s/ Scott R. Towers
Name: Scott R. Towers
Title: Duly Authorized Signatory

COMMITMENT SCHEDULE

[Intentionally Omitted]